[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.]

                                                                   EXHIBIT 10.16

         ALLIANCE, TECHNOLOGY TRANSFER, AND LICENSE AGREEMENT EFFECTIVE APRIL 1, 2003 BETWEEN SYMYX TECHNOLOGIES, INC., SYMYX DISCOVERY
           TOOLS, INC. AND EXXONMOBIL RESEARCH AND ENGINEERING COMPANY

         This ALLIANCE, TECHNOLOGY TRANSFER, AND LICENSE AGREEMENT ("Agreement"), effective retroactively to April 1, 2003 ("Effective Date"), is entered into by and between:

         EXXONMOBIL RESEARCH AND ENGINEERING COMPANY ("ExxonMobil");

and

         SYMYX TECHNOLOGIES, INC. ("Symyx Tech") and SYMYX DISCOVERY TOOLS, INC. ("Symyx DTools") hereinafter referred to collectively as "Symyx".

                                   BACKGROUND

         Symyx Tech owns and is developing novel, proprietary methods for the combinatorial preparation and screening of novel materials;

         ExxonMobil and its Affiliates are interested in actively developing novel technologies and materials for use in their diversified business activities;

         ExxonMobil and its Affiliates have significant expertise and investment in the synthesis and the commercial manufacture and supply of * and processes of using the same and derive significant commercial advantage therefrom;

         Symyx DTools is a wholly-owned subsidiary of Symyx Tech and sells and licenses equipment, instruments, workflows, and software for engaging in high throughput materials research;

         ExxonMobil Chemical Company, a division of Exxon Mobil Corporation ("EMCC") and Symyx Tech previously entered into the CRDLA and the Interim Agreement;

* Confidential treatment requested

         ExxonMobil, EMCC, Symyx Tech, and Symyx DTools have entered into the Interim Alliance Agreement; and

         ExxonMobil and Symyx desire to extend and expand the scope of the activities formerly conducted by Symyx and EMCC pursuant to the above-noted agreements on the terms and conditions set forth below and with the participation of certain ExxonMobil Affiliates as permitted herein.

         NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings set forth in this Agreement, it is agreed by and among the parties as follows:

                                    ARTICLE 1
                                    OVERVIEW

         1.01 Definitions. All capitalized terms not otherwise defined in this Agreement are defined in Exhibit A to this Agreement.

         1.02 General. An objective of this Agreement is to develop, demonstrate effectiveness of, and transfer (a) Combinatorial Chemistry tools,
(b) Informatics, and (c) know-how to create a measurable step change in the research and development capabilities and efficiencies of ExxonMobil and its Affiliates, and the pace of discovery, development, and commercialization.

         1.03 Key Program Goals. Consistent with the resource allocation described in this Agreement, Symyx will use commercially reasonable efforts to achieve the following key goals ("Key Program Goals"):

                  1.03.1 Implementation, pursuant to Article 5, of the Software and the Developer's Kit Software within ExxonMobil, EMCC, and other Majority Owned Affiliates designated by ExxonMobil including: (a) deployment (including software installation, verification, and user training) of the Software to * in-house users by *; (b) training a minimum of * in-house trainers selected by ExxonMobil or its Designee to assist in the training by a date consistent with the Software Deployment Plan; and (c) application of the Software to existing in-house information or data that can utilize the Symyx Informatics capability, as specified in the Annual Program Goals. Symyx shall be responsible for developing and implementing plans for achieving these goals, and ExxonMobil and its Designees shall provide commercially reasonable support and access to allow the achievement of these goals, consistent with the preceding sentence.

                  1.03.2 Transfer and implementation, pursuant to Article 7, of at least * Discovery Tools(R) Systems (including the sum of fractional Discovery Tools Systems as agreed pursuant to Section 7.02) within ExxonMobil and its Affiliates, including the development of at least * different high-throughput Tool-Build/Workflows, by the end of the Tool Delivery Period. Incremental Add-Ons or other incremental modifications to existing Discovery Tools Systems shall not count in determining compliance with the foregoing goal. However, the purchase of Incremental Add-Ons or other incremental

* Confidential treatment requested
         modifications to existing Discovery Tool Systems shall be at the price defined in Article 7 and shall count toward the dollar amounts set forth therein.

                  1.03.3 Execute, pursuant to Article 2, at least * Projects by
         *.

                  1.03.4 Implement, as set forth in this Agreement, knowledge transfer, training, and intellectual property licenses in support of the Key Program Goals listed above.

         1.04 Annual Program Goals. In addition to the Key Program Goals specified in Section 1.03, the Advisory Committee, in consultation with the Research Committees and subject to the final approval of the Executive Committee, shall set annual goals ("Annual Program Goals") for each twelve (12) month period commencing on June 1st of each year during the Research Program Term and ending on the following May 31st. Such Annual Program Goals shall specify the activities to be carried out under this Agreement during such twelve-month period including, without limitation:

                  (a) the Software implementation activities to be carried out during such twelve-month period;

                  (b) the Discovery Tools Systems to be fabricated and transferred to ExxonMobil and its Affiliates during such twelve-month period;

                  (c) the Research Projects and Tool-Build Only Projects that will be active during such twelve-month period, including anticipated completion dates for active Projects and proposed start dates for new Projects; and

                  (d) any other activities to be carried out during such twelve-month period in support of achieving the Key Program Goals.

The Advisory Committee shall submit proposed Annual Program Goals to the Executive Committee for approval and shall make all changes to the Annual Program Goals requested by the Executive Committee.

                                    ARTICLE 2
                        RESEARCH AND DEVELOPMENT PROGRAM

         2.01 Research Program. Subject to the terms and conditions set forth in this Agreement, Symyx Tech and ExxonMobil (and its Designees) shall, in a collaborative effort (a) conduct research and development activities in the ExxonMobil Exclusive Fields, (b) conduct research and development activities with respect to the development and use of a * Workflow and (c) conduct research and development activities with respect to the development and use of high throughput tools and workflows in the Tool-Build Only Areas, in each case utilizing the FTEs described in Section 8.01. Prior to activation of a Research Project in one of the ExxonMobil Exclusive Fields, or the activation of a Tool-Build Only Project in the Tool-Build Only Areas, ExxonMobil and Symyx Tech shall prepare a written plan describing the research

* Confidential treatment requested
and development activities to be conducted by each party (or its Affiliates that have agreed to participate) with respect to such Project ("Research Plan"); provided, however, that the Research Program shall not include any work directed toward the Symyx Proprietary Fields. The Research Plan for each Project shall be submitted to and approved by the Advisory Committee. The initial Research Plan for the * Project is attached hereto as Exhibit G1, and the initial research and development activities for the * project is attached hereto as Exhibit G2. The initial research and development plan with respect to the * (item (b) above) is set forth in Attachment H-1 to Exhibit H ("* Project").

                  2.01.1 Responsibility - Symyx Tech. During the Research Program Term, Symyx Tech shall use efforts that are reasonable in the circumstances and consistent with professional standards applicable to research in the * industries, (a) to conduct research activities in the ExxonMobil Exclusive Fields in accordance with the Research Plans (including the Research Plan for the * Project) to identify, discover, or synthesize Lead Materials and create Novel Process Technology as set forth in the Research Plans; (b) to conduct research and development activities, as set forth in Exhibit H, with respect to *; and (c) to conduct research and development activities with respect to the development and use of high throughput tools (including instruments, equipment, and software) and workflows in the Tool-Build Only Areas in accordance with the Research Plans (including the Research Plan for the * Project). The Research Plans and the * Research and Development Plan entail scientific research and, accordingly, there is no warranty or guarantee that such research or any component thereof will be successful. Notwithstanding any other provision of this Agreement, Symyx shall not, without its consent, be required to perform research activities other than in accordance with the Research Plans and the * Research and Development Plan, or utilize a number of FTEs in excess of the number of FTEs specified, funded, and paid for by ExxonMobil as set forth in Section 8.01. Symyx Tech shall assign staff to the Research Program consistent with the quality and experience of the staff Symyx Tech assigns to internal and Third Party research programs; provided that ExxonMobil shall have the right to require Symyx Tech to correct deficiencies in the quality and experience of the individuals assigned to the Research Program. During the Research Program Term, the key personnel set forth in Section I1 of Exhibit I shall have responsibility within Symyx for the Key Program Goals (except those relating to the Software Deployment Plan) and shall be available to perform Research Program activities for at least the amount of time necessary to effectively carry out such responsibility, provided that such key personnel remain Symyx employees during such time. Symyx shall use reasonable efforts to retain such key personnel during the Research Program Term, consistent with its employment policies, and if such individuals are no longer employed at Symyx during the Research Program Term, Symyx shall use reasonable efforts to replace such individuals with personnel having comparable skills. Changes to the key personnel set forth in Section I1 of Exhibit I may be made from time to time by the Advisory Committee.

                  2.01.2 Responsibility - ExxonMobil. During the Research Program Term, ExxonMobil and its Designees shall use commercially reasonable efforts (a) to conduct research activities under this Agreement in accordance with the Research Plans and the *

* Confidential treatment requested

         Research and Development Plan and (b) to provide Symyx Tech technical information ExxonMobil deems necessary to conduct the Research Program and technical support as specified in the Research Plans and the * Research and Development Plan. ExxonMobil's efforts in conduct of the Research Program shall be reasonable under the circumstances and consistent with professional standards applicable to research in the * industries. Except as otherwise provided in a Research Plan or in the * Research and Development Plan, ExxonMobil shall solely determine what information, technology, data, technical support, or other materials belonging to ExxonMobil or its Affiliates, including ExxonMobil Proprietary Materials, are to be provided to Symyx Tech and the extent such information, technology, data, technical support or other materials are to be provided to Symyx Tech under this Agreement. ExxonMobil shall provide to Symyx Tech known requirements for the safe handling of ExxonMobil Proprietary Materials, and Symyx shall follow standard industry practices in handling such ExxonMobil Proprietary Materials.

                  2.01.3 Prior Research. Subject to EMCC's prior agreement, as evidenced by EMCC's execution of the statement set forth in Section
         15.27 hereof, this Agreement shall supercede the CRDLA, and the CRDLA is terminated, as of the Effective Date. All work remaining to be performed under the CRDLA with respect to the * Research Projects active under the CRDLA as of the Effective Date, as described in
         Section 2.01, shall be performed under this Agreement, and shall be managed pursuant to the provisions of Article 3. Research activities performed under the CRDLA (including research activities performed under the Interim Agreement) and the Interim Alliance Agreement shall be considered to be work performed in the Research Program for all purposes of this Agreement, including without limitation license payment obligations set forth in Article 8 of this Agreement; provided, however, that payments made to Symyx Tech under the CRDLA, the Interim Agreement and the Interim Alliance Agreement shall not offset or reduce the payments provided for under this Agreement, except as expressly set forth in Sections 8.01.3, 8.05 and 8.06. In addition, Confidential Information supplied by one party to another party under the CRDLA, the Interim Agreement and the Interim Alliance Agreement shall be considered as Confidential Information supplied under this Agreement and shall be governed by the provisions of Article 11 below.

         2.02 Research Program Term. The Research Program Term shall commence on the Effective Date and, unless earlier terminated as provided in this Agreement, shall continue thereafter until *, or such later period as determined in accordance with Section 14.01.2, or such other period as ExxonMobil and Symyx Tech may mutually agree in writing ("Research Program Term").

         2.03 Exclusivity In the ExxonMobil Exclusive Fields. (a) Except as provided in Section 8.07.4, during the Research Program Term, Symyx shall not knowingly conduct any research activities, on its own behalf, or on behalf of Third Parties, in the ExxonMobil Exclusive Fields, provided that Symyx may conduct research activities on its own behalf (including sponsoring research activities performed by others on behalf of Symyx) with respect to * as defined in Exhibit B. In the event that Symyx inadvertently conducts research activities (other

* Confidential treatment requested
than pursuant to Section 8.07.4 and other than with respect to * as set forth above), on its own behalf, or on behalf of Third Parties, in the ExxonMobil Exclusive Fields during the Research Program Term, Symyx shall immediately cease such research activities upon becoming aware that they fall within the ExxonMobil Exclusive Fields and, to the extent possible, Symyx shall grant to ExxonMobil, at no additional charge, rights to the results of such research activities which are equivalent to the rights ExxonMobil would have received had such research activities been performed under this Agreement. For purposes of this Section 2.03(a), * shall be considered to be Third Parties.

                  (b) Notwithstanding the above, Symyx shall be permitted to validate and demonstrate the basic capabilities of Discovery Tools Systems, on its own behalf or in connection with a potential sale of a Discovery Tools System to an Affiliate or a Third Party, within the ExxonMobil Exclusive Fields, provided that such validation and demonstration work (i) shall not include *,
(ii) shall not be conducted by personnel that work on Research Projects under this Agreement, and (iii) shall not incorporate or utilize any Program Technology or Confidential Information of ExxonMobil or its Affiliates.

                  (c) Notwithstanding the above, in the event that ExxonMobil or its Designee during the Research Program Term, engages in a research project (other than research, development or commercialization with respect to Products) directed to one of the ExxonMobil Exclusive Fields in collaboration with a Third Party provider of Combinatorial Chemistry services, or becomes aware of a Majority Owned Affiliate engaging in such activities, ExxonMobil shall promptly notify Symyx Tech in writing. In such event, ExxonMobil or its Designee shall either (i) terminate or cause such Majority Owned Affiliate to terminate such collaborative research program with the Third Party provider of Combinatorial Chemistry services within * days, or (ii) the definition of the ExxonMobil Exclusive Fields under this Agreement shall be modified so as to exclude from its scope the area within said ExxonMobil Exclusive Fields (but not from the ExxonMobil Business Areas) encompassing the research project engaged in by ExxonMobil or its Designee or such Majority Owned Affiliate with the Third Party provider of Combinatorial Chemistry services, provided, however, that such modification shall not affect any rights that are vested as of such time.

         2.04 Independent Research. Except as specifically provided in this Agreement, and subject to the confidentiality obligations and use restrictions of Article 11, nothing in this Agreement shall in any way restrict or impair the right of Symyx or ExxonMobil or their respective Affiliates to conduct Independent Research. Each party or Affiliate shall own the results of its own Independent Research and shall have no obligation under this Agreement with respect to the use or disposition of the results thereof including but not limited to all information and data resulting therefrom.

         2.05 Changes to and Initiation of Projects. The initial Research Project in the Research Program shall be the "* Project" * as described in the * Research Plan set forth in Exhibit G1. Exhibit J attached hereto sets forth a list of potential areas for Research Projects and Tool-Build Only Projects under this Agreement, provided that such list may be modified at any time by the Advisory Committee, that there is no expectation that a Project will be performed in each

* Confidential treatment requested
potential area, and that technical and royalty-bearing project scope of any such Project is subject to mutual agreement and must be defined so as to fall within the ExxonMobil Exclusive Fields in effect at the relevant time. When ExxonMobil and Symyx Tech agree to begin a Research Project or a Tool-Build Only Project during the Research Program Term, such Project shall be documented by adoption of a Research Plan for such Project. Such Research Plan shall be of similar detail to the Research Plan for the * Project set forth in Exhibit G1, shall include criteria for identifying and confirming a Lead Material, staffing for such Project, the technical and royalty-bearing project scope for such Project, and generally containing the elements set forth in Exhibit K, and shall be approved by the Advisory Committee. The Research Committees described in Section
3.02 shall in general provide direction for any changes in their respective Projects and make recommendations to the Advisory Committee.

         2.06 Research Records. Symyx Tech and ExxonMobil or its Designee shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect the work done and results achieved in the performance of the Research Program (including information sufficient to establish dates of conception and reduction to practice of inventions).

         2.07 Development, Scale-up, and Commercialization of Products. ExxonMobil or its Affiliates shall be responsible for all expenses incurred for in-house development activities and for scale-up and commercialization of Products by ExxonMobil and its Affiliates.

         2.08 Optional Fields. Symyx may engage in discussions with Third Parties regarding possible collaboration in any Optional Field. Prior to making a formal proposal to a Third Party to collaborate in an Optional Field, Symyx will notify ExxonMobil and ExxonMobil shall give written notice to Symyx within
* informing Symyx whether ExxonMobil or an ExxonMobil Affiliate is interested in negotiating with Symyx to activate a Project in such Optional Field. In the event ExxonMobil notifies Symyx that it or an ExxonMobil Affiliate is interested, good faith negotiations shall commence promptly and continue for a period not to exceed * from the giving of such notice by ExxonMobil to activate a collaboration in such Optional Field*. If ExxonMobil and Symyx agree to establish such a collaboration, then such Optional Field shall become part of the ExxonMobil Exclusive Fields (and shall no longer be an Optional Field and shall not be within the Symyx Proprietary Fields) and such collaboration may, at ExxonMobil's option, be substituted for an existing or planned Project. If the parties have not agreed to establish such a collaboration within such * period, Symyx shall be free to engage in a collaboration in such Optional Field with a Third Party, *, and in such event, such Optional Field shall thereafter be excluded from both the Optional Fields and ExxonMobil Exclusive Fields (but shall remain within the ExxonMobil Business Areas if otherwise within the definition of the ExxonMobil Business Areas). Notwithstanding the above, in the event that ExxonMobil or or its Designee, during the Research Program Term, engages in a collaborative research program in any Optional Field with a Third Party provider of Combinatorial Chemistry services, or becomes aware of a Majority Owned Affiliate engaging in such activities, ExxonMobil shall promptly notify Symyx in writing. In such event, ExxonMobil or its Designee shall either
(i) terminate or cause its Majority Owned Affiliate to terminate such collaborative research program with the Third Party provider of Combinatorial Chemistry services within *, or (ii) such Optional Field

* Confidential treatment requested
shall thereafter be excluded from both the Optional Fields and ExxonMobil Exclusive Fields (but shall remain within the ExxonMobil Business Areas if otherwise within the definition of the ExxonMobil Business Areas).

         2.09 Symyx Proprietary Fields. The Symyx Proprietary Fields listed in Exhibit E represent subject matter areas that (a) are subject to pre-existing contractual obligations of Symyx to various Third Parties, (b) are active or planned to be active at Symyx or (c) are strategic to Symyx' business interests outside of this Agreement. Symyx will notify ExxonMobil if any pre-existing contractual obligations relating to * (number * on Exhibit E) expire or terminate during the Research Program Term.

         2.10 Modifications to ExxonMobil Exclusive Fields, Optional Fields, and Symyx Proprietary Fields. At least annually, or at the request of ExxonMobil or Symyx, the Advisory Committee shall review requests to modify the ExxonMobil Exclusive Fields, Optional Fields, and Symyx Proprietary Fields based on the planned activities in the Research Program, the scope of activities under this Agreement, obligations to Third Parties and the business interests of ExxonMobil and its Affiliates and Symyx, provided that neither party shall be obligated to agree to such modifications. Any such agreed modifications shall be set forth in a written amendment to this Agreement duly executed by ExxonMobil and Symyx, but shall not affect any rights that are vested as of such time.

         2.11 ExxonMobil Proprietary Materials. As provided in this Agreement, Symyx Tech may use ExxonMobil Proprietary Materials in the Research Program. In such event, Symyx shall not acquire rights in such ExxonMobil Proprietary Materials and Symyx shall not use, test, reverse engineer, disclose, commercialize, or license such ExxonMobil Proprietary Material without the prior written consent of ExxonMobil, other than for the use within a designated Research Project. ExxonMobil shall not incur any license payment obligation to Symyx under this Agreement for use or modification of an ExxonMobil Proprietary Material by ExxonMobil or an Affiliate of ExxonMobil except (a) where the ExxonMobil Proprietary Material is identified by Symyx Tech as a Lead Material, or modified by Symyx Tech to become a Novel Material, in a Research Project in which use of the ExxonMobil Proprietary Material has been authorized by ExxonMobil, and (b) Symyx Tech has selected such Research Project as a Royalty-Bearing Project.

         2.12 Research Program Staffing. When fully implemented, the Research Program staffing as set forth in Section 8.01 shall generally be allocated as follows: *. Upon * written notice from ExxonMobil, the * FTEs required to be engaged in the Field* may be reduced consistent with appropriate mutually agreed upon reductions in the scope of the * Field.

         2.13 Disclaimer. ExxonMobil and Symyx specifically disclaim any representation, warranty, or guarantee that the Research Program will be successful, in whole or in part. The failure of Symyx to successfully synthesize, discover, identify or optimize Agreement Materials as part of the Research Program shall not constitute a breach of any representation or warranty or other obligation under this Agreement; provided, however, the foregoing shall not be construed so as to relieve Symyx from its obligation under this Agreement to perform research activities in

* Confidential treatment requested
the Research Program. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SYMYX AND EXXONMOBIL MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROGRAM TECHNOLOGY, INFORMATION DISCLOSED HEREUNDER, PRODUCTS, OR EXXONMOBIL PROPRIETARY MATERIALS, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF ANY PROGRAM TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

                                    ARTICLE 3
                                   MANAGEMENT

         3.01 General Policy. ExxonMobil shall be solely responsible for selecting the Projects to be pursued in the ExxonMobil Exclusive Fields and the Tool-Build Only Areas, and the allocation of the research funding set out in
Section 8.01.1 between such Projects; provided, however, that Symyx shall not be required to undertake any Project, or modification of any Project, without its consent, which shall not be unreasonably withheld or delayed. Subject to the limitations of Section 5.01, ExxonMobil shall also be solely responsible for determining the objectives of the Software Deployment Plan; provided that such objectives shall be consistent with the Annual Program Goals and Key Program Goals.

         3.02 Establishment of Research Committee. Symyx Tech and ExxonMobil shall establish a research committee for each Project and for the Software Deployment Plan ("Research Committee") to: (a) recommend to the Advisory Committee metrics for each such Project used to assess progress against the Annual Program Goals and Key Program Goals; (b) determine the format and frequency for reporting research results for such Project; (c) monitor technical progress in such Project and report progress to the Advisory Committee; (d) modify the Research Plan for such Project as needed within the scope of such Project; (e) recommend modifications as necessary to the Advisory Committee of the criteria used to define Lead Materials for such Project; (f) recommend to the Advisory Committee changes in the Project in accordance with Section 2.05;
(g) resolve issues specifically assigned to the Research Committee in this Agreement; and (h) ensure open communications between the parties. As directed by the Research Committee from time to time for any given Project, Symyx Tech shall provide to ExxonMobil or its Designee results from the characterization of Materials that have been characterized in such Project, such additional information with respect to such Materials as is reasonably available or obtainable, and at ExxonMobil's or its Designee's request and expense, reasonable quantities of a reasonable number of characterized Materials for further characterization by or on behalf of ExxonMobil.

         3.03 Membership of Research Committee. The Research Committee shall be comprised of * representatives designated by each of Symyx Tech and ExxonMobil, or such other equal number of representatives as the parties may from time to time agree in writing, with

* Confidential treatment requested
each party's representatives selected by that party. Either party may replace one or more of their respective Research Committee members at any time, upon written notice to the other.

         3.04 Meetings. During the Research Program Term, the Research Committees shall meet at regular intervals (at least quarterly) at locations and times agreed by the parties. Upon consent of the Research Committee, other representatives of Symyx Tech or ExxonMobil may attend Research Committee meetings as observers. Research Committee members may participate in any such meeting in person, by telephone, or by televideo conference. Symyx Tech shall prepare a written technical report of each Research Committee meeting, which report will summarize the assessments and conclusions of the Research Committee regarding the progress of the Research Program in the relevant Project, detail any changes deemed necessary by the Research Committee to the Research Plan for the Project and, where applicable, include recommendations to the Advisory Committee in accordance with Section 3.02(a), (e) and (f). ExxonMobil representatives on the Research Committee shall be entitled to comment on, and correct any inaccuracies in, the technical report of each Research Committee meeting and, when all representatives of the Research Committee are satisfied with the report, a copy will be provided to each representative of the Advisory Committee.

         3.05 Decision Making. Decisions of the Research Committees shall be made by unanimous approval. In the event of disagreement between the representatives of a Research Committee regarding any issue specifically assigned to such Research Committee in this Agreement, the issue may be referred by either ExxonMobil or Symyx Tech to the Advisory Committee for resolution.

         3.06 Advisory Committee. (a) Symyx and ExxonMobil shall establish an advisory committee comprised of up to * representatives designated by each of Symyx and ExxonMobil ("Advisory Committee") with each party's representatives selected by that party. The Advisory Committee representatives shall be empowered by their respective managements to (i) approve or establish metrics used to assess progress against the Annual Program Goals and Key Program Goals,
(ii) oversee the direction of the overall relationship between ExxonMobil and Symyx and the progress toward achieving the Annual Program Goals and Key Program Goals, (iii) organize quarterly progress and status reports to the Executive Committee, (iv) resolve any issues referred to it by the Research Committees,
(v) resolve any issues that arise with respect to the quality of the personnel assigned to the Research Program; (vi) set the direction of the Research Program within the bounds set forth in this Agreement, the Research Plans and the * Research and Development Plan, agree upon initiation and termination of Projects, agree upon allocation of resources for Projects and approve the technical and royalty-bearing scope of Projects, (vii) decide upon changes in criteria used to define Lead Materials for each Project recommended by the appropriate Research Committee, and (viii) decide upon any other changes in Projects recommended by the appropriate Research Committee.

                  (b) Either ExxonMobil or Symyx may replace one or more of its respective Advisory Committee representatives at any time upon written notice to the other. Each party shall ensure that its representatives on the Advisory Committee are not exposed to the Confidential Information of the other party, except as necessary to enable the Advisory

* Confidential treatment requested

Committee to perform its obligations under this Agreement or as agreed in writing by the other party.

                  (c) The Advisory Committee shall meet at least annually at mutually agreed locations and times, and members of the Advisory Committee may participate in any such meeting in person, by telephone, or by televideo conference. Upon consent of the Advisory Committee, other representatives of Symyx or ExxonMobil may attend Advisory Committee meetings as observers. The Advisory Committee shall prepare a written report of each Advisory Committee meeting, which report shall detail the decisions reached by the Advisory Committee on any issues referred to it by the Research Committees and provide directions, as necessary to the Research Committees. Advisory Committee representatives of ExxonMobil and Symyx shall be entitled to comment on, and correct any inaccuracies in the report of each Advisory Committee meeting and, when all representatives of the Advisory Committee are satisfied with the report, a final report shall be issued.

                  (d) Decisions of the Advisory Committee shall be made by unanimous approval. In the event the Advisory Committee is unable to decide an issue, it may be referred by either Symyx or ExxonMobil to the Executive Committee for resolution.

         3.07 Executive Committee. (a) Symyx and ExxonMobil shall establish an Executive Committee comprised of up to * representatives of Symyx and up to * representatives of ExxonMobil ("Executive Committee"). Initially, the Executive Committee will be comprised of * representing Symyx and * representing ExxonMobil. The Executive Committee representatives shall be empowered by their respective managements to (a) resolve any issues referred to the Executive Committee by the Advisory Committee and (b) manage the overall relationship between ExxonMobil and Symyx and the progress in achieving the Annual Program Goals and the Key Program Goals.

                  (b) Either ExxonMobil or Symyx may replace one or more of its respective Executive Committee representatives, or, if appropriate, add a new representative, at any time upon written notice to the other.

                  (c) The Executive Committee shall meet as necessary at mutually agreed locations and times, and members of the Executive Committee may participate in any such meeting in person, by telephone, or by televideo conference. Upon consent of the Executive Committee, other representatives of Symyx or ExxonMobil may attend Executive Committee meetings as observers. The Executive Committee shall prepare a written report of each Executive Committee meeting, which report shall detail the decisions reached by the Executive Committee on any issues referred to it by the Advisory Committee and provide directions, as necessary to the Advisory Committee. Executive Committee representatives of ExxonMobil and Symyx shall be entitled to comment on, and correct any inaccuracies in, the report of each Executive Committee meeting and, when all representatives of the Executive Committee are satisfied with the report, a copy will be provided to each representative of the Advisory Committee.

* Confidential treatment requested

                  (d) Decisions of the Executive Committee shall be made by unanimous approval. In the event the Executive Committee is unable to decide any issue with respect to the direction or conduct of the Research Program, ExxonMobil shall have the right to make a final determination on the course of action (provided that such determination may not require Symyx to devote resources beyond that contemplated by this Agreement).

         3.08 Annual Reviews. Beginning on or about *, and each year thereafter during the Research Program Term, a joint ExxonMobil-Symyx team shall present to the Advisory Committee and the Executive Committee an evaluation of progress made against the Annual Program Goals and Key Program Goals during the previous twelve (12) months.

                                    ARTICLE 4
                       INTELLECTUAL PROPERTY AND LICENSES

         4.01     Ownership.

                  (a) All * shall solely be owned by ExxonMobil or its Designee, except that (i) Symyx shall solely own *, and (ii) ExxonMobil or its Designee and Symyx shall jointly own * resulting from any Research Project in the * Field or otherwise directed to * ("* Technology").

                  (b) Symyx shall solely own all *.

                  (c) Inventions resulting from Independent Research shall be owned as set forth in Section 2.04.

         4.02 Notice of Inventions. Symyx and ExxonMobil or its Designee shall report to the respective Research Committee for a Project all inventions relating to Lead Materials or Program Technology made as part of performing the Research Program. Prior to selection of the Royalty-Bearing Projects pursuant to
Section 8.07, ExxonMobil or its Designee shall disclose to Symyx all inventions relating to Derivative Materials. After selection of the Royalty-Bearing Projects, ExxonMobil or its Designee shall disclose to Symyx all inventions relating to Derivative Materials derived from Lead Materials identified by Symyx for use in the *, but only until expiration or termination of the applicable royalty obligation.

         4.03     Licenses to ExxonMobil.

                  4.03.1 Inside the ExxonMobil Exclusive Fields. Subject to the terms and conditions of this Agreement, Symyx grants to ExxonMobil an irrevocable, *(other than pursuant to Section 8.07), perpetual license to utilize Symyx Confidential Information in connection with making, having made, using, selling, offering for sale, importing and exporting Products or Program Technology and licensing Products or Program Technology within the scope of the ExxonMobil Exclusive Fields. In addition, Section 4.16 of this Agreement contains provisions providing immunity with respect to Symyx patents in the ExxonMobil Exclusive Fields. Further, notwithstanding Section 4.01(a)(ii), ExxonMobil or its Designee shall have the *right to practice, license and otherwise

* Confidential treatment requested
         exploit * Technology in the * Field and for * applications within the scope of the Exclusive Fields, subject only to the royalty obligations of this Agreement. To the extent required by the laws of any particular country, Symyx will at the request of ExxonMobil or its Designee, consent to any license granted by ExxonMobil or its Designee to a Third Party to practice * Technology in the * Field and for * applications within the scope of the ExxonMobil Exclusive Fields, and in such event Symyx shall receive no compensation for such consent other than compensation due to Symyx pursuant to the royalty obligations of this Agreement.

                  4.03.2 Outside the ExxonMobil Exclusive Field, but Inside the ExxonMobil Business Areas. Notwithstanding anything in this Agreement to the contrary, no rights are granted hereunder to ExxonMobil or its Affiliates with respect to * applications outside of the * Field, provided, however, that ExxonMobil shall have the *right to use Program Technology generated in the * Field for * Products within the ExxonMobil Business Areas, including the right to sublicense. Further, incidental operations (i.e., operations that do not exceed *of the annual production volume for a * Product) by ExxonMobil or its Affiliates or Licensees outside of the * Field that occur in connection with activities necessary for the development, manufacture and sale of a * Product in the * Field shall not be deemed to infringe the *rights of Symyx pursuant to Section 4.05.1 or to violate any of ExxonMobil's obligations under this Agreement.

                  4.03.3 Symyx Proprietary Fields. On written request from ExxonMobil, Symyx agrees to consider, subject to its obligations to Third Parties and other business obligations, granting ExxonMobil, or any ExxonMobil Affiliate, an irrevocable, worldwide royalty-bearing license and/or licensing rights to commercially exploit any Program Technology in specific areas of interest to ExxonMobil or any ExxonMobil Affiliate within the Symyx Proprietary Fields. The payments to Symyx for any such license shall be calculated as set forth in Exhibit L or Exhibit O as applicable.

         4.04 Extensions and Sublicenses. Subject to the terms and conditions of this Agreement, ExxonMobil shall have the right to extend the rights granted in Sections 4.01 and 4.03 above to Affiliates of ExxonMobil, provided that the terms of each such license extension shall not be inconsistent with the terms of this Agreement. It is understood that any such license extension shall be subject and subordinate to the terms and conditions of this Agreement, and that ExxonMobil shall remain responsible for all applicable financial and other obligations under this Agreement for each such Affiliate to which it extends such rights, including without limitation license payments due to Symyx hereunder with respect to Net Sales or Use of Products. Subject to the terms and conditions of this Agreement, ExxonMobil and Affiliates of ExxonMobil to which ExxonMobil has extended sublicensing rights shall also have the right to grant sublicenses under the rights granted in Section 4.01 and Section 4.03.1 above to one or more Third Parties, provided that any revenue received from such a sublicensee for such grant shall be distributed in accordance with Exhibits L or O of this Agreement, as applicable. ExxonMobil shall provide notice to Symyx regarding such licenses.

         4.05     Licenses to Symyx.

* Confidential treatment requested

                  4.05.1 Outside of the ExxonMobil Business Areas. Notwithstanding Section 4.01(a)(ii), Symyx shall have the *right to practice, license and otherwise exploit * Technology for all * applications outside the * Field. To the extent required by the laws of any particular country, ExxonMobil will, at Symyx's request, consent to any license granted by Symyx to a Third Party to practice * Technology outside the * Fields, and in such event, ExxonMobil shall receive no compensation for such consent. Further, ExxonMobil grants to Symyx an irrevocable * license, with the right to sublicense, under ExxonMobil's interest in the Program Technology, for all purposes that are outside of the ExxonMobil Business Areas. Notwithstanding the above grant, no rights are granted to Symyx hereunder in the Symyx Proprietary Field number * in Exhibit E with respect to *, and ExxonMobil and its Affiliates shall have the * right to practice Program Technology within the scope of Symyx Proprietary Field number * in Exhibit E with respect to *.

                  4.05.2 Inside the ExxonMobil Business Areas, but Outside the ExxonMobil Exclusive Fields. Notwithstanding Section 4.01 and Section 4.05.1, Symyx shall have irrevocable, * rights, with the right to sublicense, under Program Technology, for all purposes in the ExxonMobil Business Areas, but outside the ExxonMobil Exclusive Fields.

                  4.05.3 Use of Information. Subject to the provisions of
         Article 11, Section 4.15 and any restrictions in Exhibit H, Symyx may utilize information and data generated in the Research Program outside the scope of the ExxonMobil Exclusive Fields, provided that no right is granted hereunder to utilize Confidential Information of ExxonMobil or its Affiliates.

                  4.05.4 ExxonMobil Proprietary Materials. Nothing in this Agreement shall be interpreted or construed as granting to Symyx any license or other rights (except the right to receive royalties as specified in Section 8.07 and Exhibits L and O) with respect to any ExxonMobil Proprietary Material, unless such ExxonMobil Proprietary Material has been modified by Symyx so as to become a Novel Material, in which case Symyx shall have the same rights to such Novel Material as it has under this Agreement to all other Novel Materials.

         4.06 Material Supply. It is the intention of the parties that, if mutually acceptable terms and conditions of supply are agreed upon, ExxonMobil or an Affiliate of ExxonMobil will have the opportunity, but not the obligation, to supply Novel Materials found to be useful in the * by Symyx in conducting research, on its own or on behalf of Third Parties. In the event that Symyx is working on a program with a Third Party outside of *, involving the possibility of commercialization of a Novel Material, Symyx shall, subject to its obligations to the Third Party, inform the Third Party of the availability of such Novel Material from ExxonMobil or its Affiliates, including:

                  (a) provide notice to ExxonMobil as early as is practicable to facilitate ExxonMobil's opportunity to supply such Novel Material, but without any obligation to disclose the application or the identity of the Third Party; and

* Confidential treatment requested

                  (b) inform said Third Party that ExxonMobil or an Affiliate of ExxonMobil may be able to supply developmental quantities of such Novel Material (i.e. for feasibility testing, etc.); and

                  (c) inform said Third Party that ExxonMobil or an Affiliate of ExxonMobil may be able to supply commercial quantities of such Novel Material.

                  In the event that Symyx itself wishes directly to commercialize a Novel Material (i.e. not by license to a Third Party, or not in connection with a collaboration with a Third Party) discovered pursuant to the Research Program for use outside of *, Symyx shall provide written notice to ExxonMobil, but without any obligation to disclose the application, and ExxonMobil shall have a right of negotiation to manufacture and supply, or have manufactured and supplied by, or on behalf of, an Affiliate of ExxonMobil, such Novel Material on commercially reasonable terms, without obligation to reach agreement. To exercise this right, ExxonMobil shall give written notice to Symyx within * days of ExxonMobil's receipt of Symyx' notice and the negotiations shall commence promptly in good faith and continue for a period not to exceed * days from the giving of such notice by ExxonMobil. If ExxonMobil and Symyx do not reach agreement within such * period, Symyx shall have no further obligations to ExxonMobil or its Affiliates under this Section 4.06.

                  In the event a Third Party potential customer approaches ExxonMobil or an ExxonMobil Affiliate to supply, or ExxonMobil or an ExxonMobil Affiliate wishes to supply to a Third Party, a Novel Material for evaluation outside of * (i.e. where Symyx controls such rights pursuant to Section 4.01 or Section 4.05), ExxonMobil shall notify Symyx and, subject to Symyx' consent, which consent shall not unreasonably be withheld, and subject to Symyx' then-existing obligations to Third Parties, ExxonMobil or such ExxonMobil Affiliate shall be permitted to supply samples of said Novel Material for evaluation by said Third Party. In the event that said Third Party subsequently requests ExxonMobil or an Affiliate of ExxonMobil to supply commercial quantities of said Novel Material, Symyx agrees, subject to its obligations to Third Parties, to negotiate in good faith with ExxonMobil a payment bearing license arrangement whereby ExxonMobil or an Affiliate can supply such potential customer with such Novel Material.

         4.07 Symyx Research. Notwithstanding the licenses and rights granted in this Article 4, Symyx shall retain the right to make and use Lead Materials, other than ExxonMobil Proprietary Materials, synthesized or identified in the Research Program, and use or practice any processes or methods developed by or on behalf of Symyx in the course of performing the Research Program, for its own internal research solely in developing Combinatorial Chemistry, provided such research does not conflict with Symyx' obligations to ExxonMobil pursuant to this Agreement.

         4.08 Immediate Vesting. All rights and licenses granted pursuant to this Article 4 shall vest immediately when the relevant invention is made, the relevant information, data or material is generated and/or the relevant Material is produced during the Research Program.

* Confidential treatment requested

         4.09 Limited Use. (a) Except as expressly provided in this Agreement, and subject to Section 4.05.4, Symyx shall not use or sell, or authorize the use or sale of, Program Technology, or any Lead Material synthesized or identified in the Research Program, except in relation to the manufacture, use, or sale of Products outside of the ExxonMobil Exclusive Fields.

                  (b) Except as expressly provided in this Agreement, ExxonMobil and its Affiliates to which rights have been extended under this Agreement shall not use or sell, or authorize the use or sale of, Program Technology, or any Agreement Material, except in relation to the manufacture, use or sale of Products and Program Technology within the ExxonMobil Exclusive Fields or ExxonMobil Business Areas in accordance with the rights provided for in Section
4.01 and the license granted by Symyx in Section 4.03 (and subject to the license granted to Symyx in Section 4.05); provided, however, that the restriction set forth in this Section 4.09(b) shall not apply to any Agreement Material which comprises an ExxonMobil Proprietary Material that has not been modified by Symyx so as to become a Novel Material.

         4.10 Third Party Rights. Symyx is in the business of conducting materials discovery, research, and development with Third Parties, and Symyx will continue to grant Third Parties rights to acquire licenses related to compounds and materials derived from such research. Even if Symyx complies with its obligations under this Agreement, compounds provided to Third Parties in the course of Symyx' other business activities may result in Third Party patent applications and patents, including patent applications and patents owned by such Third Parties, or owned jointly by Symyx and such Third Parties, and license rights, that could conflict with patent applications and patents and license rights hereunder. Except to the extent that ExxonMobil or an ExxonMobil Affiliate is damaged as a proximate result of a material breach by Symyx of
Section 2.03 or Article 11 of this Agreement, Symyx shall have no liability to ExxonMobil or its Affiliates with respect to any such conflict.

         4.11 Patent Prosecution. (a) Except as otherwise provided in this Agreement, ExxonMobil or its Designee and Symyx shall each be responsible, in its discretion and at its sole expense, for preparing, filing, prosecuting and maintaining patent applications and patents relating to the inventions conceived or reduced to practice as part of the Research Program that are owned solely by that party as described in Section 4.01, and for conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension, or governmental equivalents thereto. Subject to ExxonMobil's right to maintain Novel Process Technology as a trade secret, if ExxonMobil has not filed any U.S. patent application that would be owned solely by it as described in Section 4.01 within * after such invention was reported to the Research Committee (but in no event less than * prior to any applicable patent application bar date), ExxonMobil shall so notify Symyx in writing and Symyx shall then notify ExxonMobil in writing if it desires to file a U.S. patent application with respect to such invention. If ExxonMobil has not filed a U.S. patent application within * of such notice from Symyx, Symyx shall have the right to file and prosecute a U.S. patent application with respect to such invention. Further, if ExxonMobil does not prosecute or maintain, or conduct such other activities described above (other than preparing and filing), with respect to any U.S. patent or U.S. patent application owned solely by it as described in Section 4.01, ExxonMobil shall so notify Symyx in writing and Symyx will have the right, in its discretion, to assume such activities at its own expense. In

* Confidential treatment requested
the event that Symyx assumes activities pursuant to the preceding three sentences, ownership and rights to any resulting patent will be governed by the provisions of this Article 4.

                  (b) ExxonMobil or its Designee shall have the initial responsibility, in its discretion and at its sole expense, for preparing, filing, prosecuting and maintaining patent applications and patents with respect to * Technology that are jointly owned by ExxonMobil and Symyx as described in
Section 4.01(a)(ii), and for conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension, or governmental equivalents thereto, provided that ExxonMobil shall give Symyx a reasonable opportunity to review all such patent applications before filing and will make all modifications and/or additions to such applications, including the claims thereof, as are reasonably requested by Symyx. Further, if ExxonMobil or its Designee has not filed a U.S. patent application on a jointly-owned invention within * after such invention was reported to the Research Committee (but in no event less than * prior to any applicable patent application bar date), ExxonMobil shall so notify Symyx in writing and Symyx shall then notify ExxonMobil in writing if it desires to file a U.S. patent application with respect to such invention. If ExxonMobil has not filed a U.S. patent application within * of such notice from Symyx, Symyx shall have the right to file and prosecute a U.S. patent application with respect to such invention, provided that Symyx shall give ExxonMobil or its Designee a reasonable opportunity to review all such patent applications before filing and will make all modifications and/or additions to such applications, including the claims thereof, as are reasonably requested by ExxonMobil or its Designee. Ownership and rights to any patent resulting from an application filed under this Section 4.11(b) will be governed by the provisions of this Article 4. Further, if the party that filed a particular application elects to abandon the application or any resulting patent, such party shall give the other party reasonable notice thereof, and the other party may elect to assume such activity. In the event * Technology arises in connection with any Research Project not in the * Field, claims with respect thereto shall be filed in separate patent applications pursuant to this Section 4.11(b).

                  (c) Except as provided in Section 4.12, ExxonMobil shall have no obligation to coordinate foreign patent filings with Symyx with respect to inventions owned solely by ExxonMobil pursuant to Section 4.01 or to permit Symyx to take over filing, prosecution, and/or maintenance of any foreign patent application or foreign patent. Similarly, except as provided in Section 4.12, Symyx shall have no obligation to coordinate foreign patent filings with ExxonMobil with respect to inventions owned solely by Symyx pursuant to Section
4.01 or to permit ExxonMobil to take over filing, prosecution, and/or maintenance of any such foreign patent application or foreign patent. With respect to inventions that are jointly owned by ExxonMobil or its Designee and Symyx pursuant to Section 4.01, filing, prosecution, and maintenance of foreign patent applications shall be the initial responsibility of the party that filed the corresponding U.S. patent application, provided that the other party shall have a reasonable opportunity to review and comment with respect thereto; further, if the party having the initial responsibility for filing, prosecution, or maintenance of a particular foreign patent application or patent elects not to proceed therewith, such party shall give the other party reasonable notice thereof, and the other party may elect to assume such responsibility.

* Confidential treatment requested

                  (d) Nothing contained in this Agreement shall obligate ExxonMobil or its Designee or Symyx to appeal adverse patent office or judicial decisions with respect to patents, and if no such appeal is taken, such adverse decision shall be deemed to be a final decision for purposes of this Agreement.

         4.12 Cooperation in Patent Filing. (a) ExxonMobil or its Designee and Symyx shall prepare patent applications consistent with the manner in which ownership of inventions is allocated pursuant to Section 4.01. ExxonMobil and Symyx shall make simultaneous filings of patent applications to the extent necessary to prevent either party's patents from becoming prior art to the other's, and shall use reasonable efforts to keep each other informed as to the status of patent matters described in this Article 4, including by providing the other the opportunity to review and comment on patent application drafts a reasonable time in advance of applicable filing dates, and providing the other party with copies of any substantive documents that such party receives from applicable patent offices regarding applications for any Program Patent, promptly after receipt, including notice of all official actions, interferences, reissues, re-examinations, oppositions, potential litigation, or requests for patent term extensions. ExxonMobil or its Designee and Symyx shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other party's request.

                  (b) The Advisory Committee, either directly or through a patent committee designated by the Advisory Committee, will (i) facilitate communication between the parties regarding patents and patent applications arising from inventions made as part of the Research Program, and (ii) discuss and provide advice on patent strategy related to such patent applications.

                  (c) The party responsible for filing and prosecuting patent applications pursuant to Section 4.11 will solely determine the content and scope of any application covering an invention made under this Agreement although, with respect to applications pursuant to Section 4.01(a) being filed and prosecuted by ExxonMobil or its Designee, Symyx shall have the right to make recommendations to ExxonMobil as to the content and scope of any claims directed *s. However, ExxonMobil or its Designee shall not be obligated to accept such recommendations. In the event ExxonMobil or its Designee does not accept such recommendations, Symyx shall have the right to file a separate patent application or applications with respect to claims solely applicable * pursuant to Section 4.01, and in such event the parties shall coordinate such patent filings pursuant to the provisions of this Section. ExxonMobil or its Designee will incur no liability to Symyx for any patent filing, prosecution, or maintenance decision made by ExxonMobil or its Designee regarding a Program Patent owned by ExxonMobil or its Designee. Symyx will incur no liability to ExxonMobil or its Designee for any patent filing, prosecution, or maintenance decision made by Symyx regarding a Program Patent owned by Symyx. ExxonMobil or its Designee and Symyx shall also have the option to have outside counsel prepare and prosecute Program Patents.

* Confidential treatment requested

         4.13     Enforcement.

                  4.13.1 Notice. ExxonMobil and Symyx each shall promptly notify the other in writing if it becomes aware of any actual or threatened commercially material infringement of the Program Patents by a Third Party.

                  4.13.2 Program Patents Owned Solely by ExxonMobil. ExxonMobil or its Designee shall have the right, but not the obligation, at its sole cost and expense, to take appropriate legal action to enforce any Program Patents owned solely by ExxonMobil or its Designee pursuant to
         Section 4.01 against any infringement by a Third Party within *. Symyx will have no right, unless specifically authorized by ExxonMobil, to take legal action to enforce any Program Patents owned solely by ExxonMobil or its Designee pursuant to Section 4.01 against any infringement within *. Symyx shall have the right, but not the obligation, at its sole cost and expense, to take appropriate legal action to enforce any Program Patents owned solely by ExxonMobil or its Designee pursuant to Section 4.01 against any infringement by a Third Party within *. ExxonMobil and its Designee will have no right, unless specifically authorized by Symyx, to take legal action to enforce any Program Patents against any infringement within *. With respect to any legal action that Symyx has the right to initiate under this Section 4.13.2, ExxonMobil or its Designee will provide reasonable cooperation and assistance, provided that ExxonMobil or its Designee may, at its sole option, cede to Symyx sole ownership of the relevant Program Patent and in such event ExxonMobil and its Designee shall have no further obligations hereunder with respect to such legal action.

                  4.13.3 Program Patents Owned Solely By Symyx. Symyx shall have the right, but not the obligation, at its sole cost and expense, to take appropriate legal action to enforce any Program Patents owned solely by Symyx pursuant to Section 4.01 against any infringement by a Third Party. ExxonMobil will have no right, unless specifically authorized by Symyx, to take legal action to enforce any Program Patents owned solely by Symyx against any infringement by a Third Party.

                  4.13.4 Program Patents Owned Jointly by Symyx and ExxonMobil. ExxonMobil or its Designee shall have the right, but not the obligation, at its sole cost and expense, to take appropriate legal action to enforce any Program Patents owned jointly by ExxonMobil or its Designee and Symyx pursuant to Section 4.01 against any infringement by a Third Party within *, and Symyx shall have no right to do so unless specifically authorized by ExxonMobil or its Designee. Symyx shall have the right, but not the obligation, at its sole cost and expense, to take appropriate legal action to enforce any Program Patents owned jointly by ExxonMobil or its Designee and Symyx pursuant to Section 4.01 against any infringement by a Third Party outside *, and ExxonMobil and its Designee shall have no right to do so unless specifically authorized by Symyx. With respect to any legal action initiated under this Section 4.13.4, the other party will provide reasonable cooperation and assistance to the initiating party, provided that the other party may, at its sole option, cede to the initiating party sole ownership of the relevant Program

* Confidential treatment requested

         Patent and in such event the other party shall have no further obligations hereunder with respect to such legal action.

                  4.13.5 Cooperation; Costs and Recoveries; Settlements. ExxonMobil or its Designee and Symyx shall use commercially reasonable efforts to cooperate and render such assistance in the enforcement activities described in this Section 4.13 as the enforcing party may reasonably request, including being named or joined as a party to such enforcement activities to the extent required by law. Costs of maintaining any such action and damages recovered therefrom shall be paid by and belong to the party bringing the action; provided, however, that with respect to any Program Patent having claims that cover a royalty-bearing Product, any recovery by ExxonMobil or its Affiliates (after deduction of withholding taxes, if any) under Section 4.13.2 in excess of ExxonMobil's and its Affiliates' actual cost and expenses shall be divided such that Symyx receives a percentage of such recovery equal to the percentage of Added Value, as defined in Exhibit L or Exhibit O and determined as set forth in Exhibit L or Exhibit O, whichever is applicable, that Symyx is entitled to receive for the relevant royalty-bearing Product.

         4.14 Third Party Claims of Infringement. If the manufacture, use, or sale of any Program Technology pursuant to this Agreement results in any claim, suit, or proceeding alleging patent infringement against Symyx or ExxonMobil (or their Affiliates or Licensees), such party shall promptly notify the other party hereto in writing setting forth the facts of such claims in reasonable detail. Each party agrees to use commercially reasonable efforts to render assistance to the other party in defending such claims of infringement as the defendant may reasonably request. The defendant shall have the * right and obligation to defend and control the defense of any such claim, suit, or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any settlement that admits or concedes that any Program Patent is invalid or unenforceable without the prior written consent of the other party, which shall not be unreasonably withheld. The defendant shall keep the other party hereto reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Additionally, Symyx will notify ExxonMobil of any claim, suit, or proceeding alleging patent infringement against Symyx relating to Combinatorial Chemistry activities performed by Symyx under this Agreement.

         4.15 ExxonMobil Background Technology. Except as necessary to conduct the Research Program, no licenses are granted hereunder to Symyx or any other party to ExxonMobil Background Technology.

         4.16 Limited Immunity with Respect to Symyx Patents. In furtherance of the rights granted to ExxonMobil in Sections 4.01 and 4.03, and in recognition of the license royalties payable by ExxonMobil pursuant to Section 8.07, Symyx and its Affiliates shall not, for so long as ExxonMobil is not in breach pursuant to Section 14.06 with respect to any payment due to Symyx hereunder, and solely to the extent necessary for ExxonMobil and its Affiliates to engage in Net Sales or Use of Products or Program Technology and the grant of licenses to Licensees to make, have made, use, sell, offer for sale, and import Products or Program Technology, (a) bring any claim or action against ExxonMobil or its Affiliates or their Licensees based on or asserting

* Confidential treatment requested
that the Net Sales or Use of Products or Program Technology in the ExxonMobil Exclusive Fields violates or infringes any patent controlled by Symyx or (b) bring any claim or action against ExxonMobil or its Affiliates or Licensees based on or asserting that the grant of licenses to Licensees to make, have made, use, sell, offer for sale, and import Products or Program Technology in the ExxonMobil Exclusive Fields violates or infringes any patent controlled by Symyx.

                                    ARTICLE 5
                                    SOFTWARE

         5.01 Staffing. Symyx DTools shall provide FTE personnel to deploy the Software within ExxonMobil, EMCC, and other Majority Owned Affiliates designated by ExxonMobil in accordance with a Software Deployment Plan attached hereto as Exhibit M, as follows: (a) * during the period ending on *; and (b) an average of * FTEs per year beginning *, through the end of the Software License Term. Notwithstanding any other provision of this Agreement, Symyx shall not, without its consent, be required to perform activities other than in accordance with the Software Deployment Plan or utilize a number of FTEs in excess of the number of FTEs specified above. Symyx DTools shall assign staff to the Software Deployment Plan consistent with the quality and experience of the staff Symyx assigns to internal and Third Party software efforts; provided that ExxonMobil shall have the right to require Symyx DTools to correct deficiencies in the quality and experience of the Software FTEs. During the time period set forth in this Section, the key personnel set forth in Section I2 of Exhibit I shall have responsibility within Symyx for those Key Program Goals associated with the Software Deployment Plan and shall be available for Software deployment activities for at least the amount of time necessary to effectively carry out such responsibility, provided that such key personnel remain Symyx employees during such time. Symyx shall use reasonable efforts to retain such key personnel during such period of time, consistent with its employment policies, and if such individuals are no longer employed at Symyx during the Software License Term, Symyx shall use reasonable efforts to replace such individuals with personnel of comparable skills. Changes to the key personnel set forth in
Section I2 of Exhibit I may be made from time to time by the Advisory Committee.

         5.02 Software License. Symyx shall provide the Software to ExxonMobil (and to EMCC and other Majority Owned Affiliates designated by ExxonMobil) on or before the beginning of the Software License Term, and hereby grants to ExxonMobil a worldwide, nonexclusive, nontransferable, nonsublicensable (except as provided in Section 5.10) right to install and use an unlimited number of copies of the Software, in object code format, during the Software License Term, solely for ExxonMobil's Internal Activities. Symyx does not provide, and ExxonMobil and its Majority Owned Affiliates shall be responsible to secure or use their own Oracle database and operating system and appropriate licenses thereto. ExxonMobil will report to Symyx the number of users of the Software, within * at the request of Symyx, but not more frequently than on a * basis.

* Confidential treatment requested

         5.03 Developer's Kit Software License. Symyx shall provide the Developer's Kit Software to ExxonMobil (and to EMCC and other Majority Owned Affiliates designated by ExxonMobil) on or before the beginning of the Software License Term, and Symyx hereby grants to ExxonMobil a worldwide, nonexclusive, nontransferable, nonsublicensable (except as provided in Section 5.10) right to install and use an unlimited number of copies of the Developer's Kit Software, in object code format, during the Software License Term, to create Software Customizations solely for ExxonMobil's Internal Activities. With respect to any Software Customizations (and the intellectual property rights therein) created by ExxonMobil using the Developer's Kit Software, ExxonMobil will either (a) rely solely on trade secret protection, or (b) grant to Symyx a nonexclusive, worldwide, perpetual, irrevocable, paid-up, transferable, sublicensable right to make, have made, modify, copy, create derivative works based on, use, offer to sell, sell, export, and import any Software Customizations as to which ExxonMobil files a patent application. ExxonMobil may, at its option, notify Symyx of any Software Customizations; provided, however, that in the event ExxonMobil elects (b) above, ExxonMobil shall provide Symyx the opportunity to review and comment on patent application drafts at least * prior to filing or prosecuting any application for a patent with respect to any Software Customization, and shall promptly notify Symyx in the event any patent publishes or is issued with respect to any Software Customization. ExxonMobil will report to Symyx the number of users of the Developer's Kit Software, within * days at the request of Symyx, but not more frequently than on a * basis.

         5.04 Sample Code. ExxonMobil may use and modify the source code version of those portions of the Software and the Developer's Kit Software that are identified in the documentation as sample code ("Sample Code"). ExxonMobil may not distribute the Sample Code, or any modified version of the Sample Code, in source code form, except as provided in Section 5.10.

         5.05 Software Upgrades. Subject to payment by ExxonMobil of the applicable payments pursuant to Article 8, Symyx will provide ExxonMobil and its Majority Owned Affiliates to which rights have been extended pursuant to Section
5.10 with all Software Upgrades during the Software License Term.

         5.06 Limited License. By virtue of this Article, ExxonMobil acquires only the nonexclusive rights to operate the Software, Developer's Kit Software, and Software Customizations as specified in this Article 5 and to make copies of the Software and the Developer's Kit Software as necessary in connection with ExxonMobil's and its Majority Owned Affiliates' use thereof. All other rights in the Software and the Developer's Kit Software, and all title and interest in the Software and the Developer's Kit Software, or rights in patents, copyrights, and trade secrets in the Software and the Developer's Kit Software, including the copies of the Software and the Developer's Kit Software delivered to ExxonMobil, EMCC, and other Majority Owned Affiliates, shall at all times remain the property of Symyx. The features of the graphical user interface of the Software and the Developer's Kit Software ("User Interface"), including, without limitation, icons, menu and screen designs, screen layouts, and command and screen sequence, are proprietary to Symyx and are only disclosed to ExxonMobil under a condition of confidentiality. ExxonMobil shall not create software programs incorporating the

* Confidential treatment requested

User Interface or any part thereof. The User Interface is a copyrighted work of Symyx and ExxonMobil shall not challenge Symyx' copyright in and to the User Interface.

         5.07 (a) Software Warranties. Symyx represents that (i) the Software and the Developer's Kit Software (including the Sample Code) have been designed to facilitate Combinatorial Chemistry and (ii) to Symyx' knowledge, as of the Effective Date, the Software and/or the Developer's Kit Software or use thereof in accordance with the Software Specifications do not infringe any patents, copyrights or other intellectual property rights of any Third Party directed specifically to *, and warrants that during the Software License Term, the Software and the Developer's Kit Software (including the Sample Code) will conform in all material respects with the Software Specifications attached hereto as Exhibit U. The Software Specifications may be changed from time to time by mutual written agreement of the Advisory Committee. Except as provided in the foregoing sentences of this Section 5.07, the Software and the Developer's Kit Software (including the Sample Code) are provided without warranty of any kind. Symyx does not warrant that the Software or the Developer's Kit Software (including the Sample Code) will meet ExxonMobil's or its Majority Owned Affiliates' requirements or that the operation of the Software or the Developer's Kit Software (including the Sample Code) will be uninterrupted or error free or that the Software or the Developer's Kit Software (including the Sample Code) will be compatible with other hardware or software that ExxonMobil or its Majority Owned Affiliates may elect to operate.

                  (b) Software Indemnity.

                           (i) In the event any legal proceedings are brought * against ExxonMobil or its Majority Owned Affiliates claiming that the Software or the Developer's Kit Software delivered to ExxonMobil or an ExxonMobil Majority Owned Affiliate pursuant to this Article 5 infringes a Third Party's trade secret or a claim of a Third Party's patent issued on or before the date such Software or the Developer's Kit Software is delivered hereunder, Symyx shall defend the same at its expense and pay any costs, damages, and attorney fees finally awarded or negotiated as a result of settlement or judgment against ExxonMobil or such ExxonMobil Majority Owned Affiliate, provided that ExxonMobil or such Majority Owned Affiliate gives Symyx prompt written notice within * of such claim against it and cooperates fully with Symyx in providing authority, information, and reasonable assistance to enable Symyx at its option to settle or defend such claim. ExxonMobil shall have the right, at its expense, to participate in such defense. Symyx shall have no right to settle or compromise the litigation in a manner that would * without the consent of ExxonMobil and ExxonMobil or its Majority Owned Affiliates shall have no right to settle or compromise the litigation in a manner that would *. Symyx shall have no liability for any claim hereunder based on the use of the Software or the Developer's Kit Software with any other hardware or software if such claim would have been avoided had such other hardware or software not been used with such Software or the Developer's Kit Software.

                           (ii) In the event any such legal proceeding is brought, Symyx may, at its option, replace or modify the Software or the Developer's Kit Software or parts thereof to

* Confidential treatment requested
         render it non-infringing, or procure for ExxonMobil or such Majority Owned Affiliate the right to continue using such Software or the Developer's Kit Software, provided that such replacement or modification does not substantially reduce the functionality thereof, and further provided that this Section 5.07(b)(ii) shall not limit Symyx' obligations pursuant to Section 5.07(b)(i). Symyx' total liability with respect to this Section 5.07 (b) shall be limited * in the aggregate.

                           (iii) In the event any such legal proceeding results in ExxonMobil or any of its Affiliates being required to pay royalties or damages to such Third Party with respect to any Product from a Royalty-Bearing Project, then ExxonMobil shall have the right to immediately re-open the royalty determination with respect to such Product from a Royalty-Bearing Project in accordance with Exhibit L or Exhibit O, as applicable, with such re-opener limited to considering the effect of the royalties or damages required to be paid as a result of such legal proceeding.

                  (c) Software Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS
ARTICLE 5, SYMYX MAKES AND EXXONMOBIL RECEIVES NO OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, IN ANY PROVISION OF THIS AGREEMENT OR OTHER COMMUNICATION WITH EXXONMOBIL WITH RESPECT TO THE SOFTWARE OR THE DEVELOPER'S KIT SOFTWARE (INCLUDING THE SAMPLE CODE), AND SYMYX SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         5.08 Source Code. The parties shall enter into a source code escrow agreement upon execution of this Agreement providing that, in the event Symyx is
(a) liquidated, dissolved, or ceases to carry on its business, during the Software License Term, or (b) otherwise becomes unwilling or unable to support the Software or the Developer's Kit Software by failure to extend to ExxonMobil support hereunder or Software Upgrades in accordance with Section 5.05, where ExxonMobil can demonstrate that access to the source code is reasonably necessary for ExxonMobil's continued use of the Software or the Developer's Kit Software as provided in this Article 5, and provided that ExxonMobil is not in default under this Article 5, a copy of the Software or the Developer's Kit Software source code shall be provided to ExxonMobil solely for the purpose of operating, maintaining and enhancing (either by or on behalf of ExxonMobil) the Software or the Developer's Kit Software as provided in this Article 5. At all times during the Software License Term, Symyx shall ensure that the latest versions of the Software and the Developer's Kit Software released to ExxonMobil have been provided to the escrow agent. Symyx shall notify ExxonMobil each time an updated version of the Software or the Developer's Kit Software is provided to the escrow agent. ExxonMobil shall pay the escrow expenses associated with Symyx providing its source code to the escrow agent.

         5.09 Restrictions. Except pursuant to the express licenses contained in this Agreement, ExxonMobil will not: (a) reproduce, distribute, copy, sell, lease, license or sublicense the Software, Developer's Kit Software, or any Software Customization; (b) use the Software, Developer's Kit Software, or any Software Customization other than as licensed above; (c)

* Confidential treatment requested
attempt to, or permit a third party to, through any means, reverse engineer, disassemble, decompile, or otherwise attempt to derive source code from the Software or the Developer's Kit Software; (d) modify, translate, enhance, or create derivative works based on the Software or the Developer's Kit Software (except as permitted in Sections 5.03 and 5.04); or (e) remove any copyright, trademark or patent notices that appear on the Software or the Developer's Kit Software as delivered to ExxonMobil. ExxonMobil shall use commercially reasonable efforts to prevent any Affiliate or Third Party (provided the Third Party has gained access to the Software, Developer's Kit Software, or any Software Customization by virtue of: i) having entered into a contract with ExxonMobil relating to the Software, Developer's Kit Software, or any Software Customization, or ii) having gained access to the Software, Developer's Kit Software, or any Software Customization through the intentional act or negligence of ExxonMobil) from engaging in any of the activities prohibited by this Section. ExxonMobil shall assume responsibility in the event any Affiliate or Third Party (provided the Third Party has gained access to the Software, Developer's Kit Software, or any Software Customization by virtue of: A) having entered into a contract with ExxonMobil relating to the Software, Developer's Kit Software, or any Software Customization, or B) having gained access to the Software, Developer's Kit Software, or any Software Customization through the intentional act or negligence of ExxonMobil) engages in any of the activities prohibited by this Section 5.09 to the same extent as if ExxonMobil had engaged in such activities itself. Further, ExxonMobil shall ensure that access to the Software, Developer's Kit Software, or any Software Customization shall be limited to employees and in-house contract personnel of ExxonMobil and Majority Owned Affiliates to which rights have been extended pursuant to Section 5.10 (and other Affiliates and Third Parties approved by Symyx in writing, with such approval not to be unreasonably withheld) working directly with the Software, Developer's Kit Software, or any Software Customization. Other than in carrying out ExxonMobil's Internal Activities, ExxonMobil shall not provide access to the Software, Developer's Kit Software, or any Software Customization to any Third Party. Nothing herein shall be deemed to restrict ExxonMobil from disclosing results obtained through use of the Software or any Software Customization to any Third Party.

         5.10 Right to Extend Licenses to Majority Owned Affiliates. ExxonMobil shall have the right to extend the licenses and other rights granted to ExxonMobil in this Article 5 to any of its Majority Owned Affiliates (but such Majority Owned Affiliates shall have no right to grant any further extensions), provided that ExxonMobil shall not then be in default with respect to any of its obligations to Symyx under this Article 5. Any such extension shall be in writing and shall be accepted in writing by such Majority Owned Affiliate. A copy of such writing shall be provided to Symyx upon request. All of the obligations and restrictions imposed on ExxonMobil in this Agreement with respect to the Software and the Developer's Kit Software shall apply to such Majority Owned Affiliate to the same extent as they apply to ExxonMobil and the operations of such Majority Owned Affiliate shall be deemed to be the operations of ExxonMobil. ExxonMobil shall account therefor and be primarily responsible for the performance by such Majority Owned Affiliate of all of its obligations hereunder. A license extended under this Section shall terminate for a given entity at the time such entity ceases to be an Majority Owned Affiliate if not expiring or terminated sooner under the terms of this Agreement.

         5.11 After Software License Term. In the event ExxonMobil desires to continue the Software licenses pursuant to the terms of this Article 5 following expiration of the Software License Term, ExxonMobil shall select one of the two license models set forth in Exhibit N to take effect after the Software License Term, and the provisions of this Article 5 shall continue accordingly. ExxonMobil shall notify Symyx as to its election no later than * prior to the end of the Software License Term. In the event (a) ExxonMobil does not elect to continue the Software licenses pursuant to the terms of this
Article 5 following the Software License Term, or (b) ExxonMobil elects to continue the Software License pursuant to one of the two license models set forth in Exhibit N, but terminates the license prior to the point at which it is paid up pursuant to Exhibit N, all rights granted under this Article 5 (or Exhibit N) to ExxonMobil shall terminate and ExxonMobil and its Majority Owned Affiliates shall immediately discontinue all use of the Software, the Developer's Kit Software and all Software Customizations, remove the Software, the Developer's Kit Software and all Software Customizations from all workstations, and deliver to Symyx all portions and copies of the Software, the Developer's Kit Software and any Software documentation provided by Symyx that may be in their possession (provided that the foregoing shall not affect the licenses granted pursuant to Section 7.06). In the event that ExxonMobil elects to continue the Software Licenses pursuant to one of the two license models set forth in Exhibit N, and thereafter ExxonMobil makes additional license fee payments to Symyx as provided in Exhibit N for an additional *, ExxonMobil shall have a fully-paid, corporate-wide (limited to ExxonMobil and Majority Owned Affiliates) license to the version of the Software and the Developer's Kit Software covered by the license model selected by ExxonMobil, as well as a fully-paid, corporate-wide (limited to ExxonMobil and Majority Owned Affiliates) license to all Software Customizations pursuant to the provisions of this
Article 5. If ExxonMobil extends the Software License Term pursuant to Section 14.01.2, such Software License Term extension shall count toward the * of additional license fees required by the preceding sentence under either of the two license models set forth in Exhibit N.

                                    ARTICLE 6
                         COMBINATORIAL CHEMISTRY LICENSE

         6.01 Combinatorial Chemistry License. Symyx hereby grants to ExxonMobil a * license under the Symyx Combinatorial Patent Rights issued as of the Effective Date or during the Combinatorial License Term, and the Symyx Combinatorial Know How, during the Research Program Term, including any extension thereof pursuant to Section 14.01.2 as to which ExxonMobil is required to make the payments set forth in Sections 8.05 and 8.06 during such extension period (collectively, "Combinatorial License Term"), to use and make (but not to have made except as set forth below, sell, offer for sale, import, export, distribute or lease) Combinatorial Chemistry in the ExxonMobil Business Areas for ExxonMobil's Internal Activities. The scope of such Combinatorial Chemistry License during any extension period, and the amount of the payments pursuant to Sections 8.05 and 8.06, shall be as mutually agreed by Symyx and ExxonMobil. The license set forth in this Section specifically excludes the right to copy or reverse engineer Symyx designed instruments or software. In the event ExxonMobil determines to make a Combinatorial Chemistry instrument designed by ExxonMobil pursuant to the license granted above, ExxonMobil may contract with machine shops, foundries and the like

* Confidential treatment requested

(but not instrument manufacturers) for the manufacture of components parts (but not an entire instrument) designed by ExxonMobil. In the event ExxonMobil determines to have a Third Party make a Combinatorial Chemistry instrument designed by ExxonMobil (an entire instrument) pursuant to the license granted above, ExxonMobil may do so only pursuant to the following provisions: (a) ExxonMobil shall so notify Symyx, and Symyx may provide a quotation for the sale of such instrument to ExxonMobil; the parties shall negotiate reasonably and in good faith the terms of such transaction, provided that neither party shall be obligated to agree to such terms; (b) in the event the parties are unable to reach written agreement with respect to the terms of such transaction within * of ExxonMobil's initial request or Symyx does not wish to provide such instrument, Symyx agrees to grant and hereby grants to ExxonMobil the right to have a Third Party make such Combinatorial Chemistry instrument, subject to the following provisions: (i) *; and (ii) ExxonMobil shall be responsible to Symyx to the extent Symyx is damaged as a proximate result of a material breach by such Third Party of the provisions of (i) above. Except as set forth in this
Section 6.01, ExxonMobil shall be the sole and exclusive owner of all inventions, discoveries, and improvements resulting from ExxonMobil's activities outside the Research Program pursuant to the license granted in this Section.

         6.02 Non-Opposition. The license set forth in Section 6.01 shall terminate if, during the term thereof, ExxonMobil or a Majority Owned Affiliate to which rights have been extended pursuant to Section 6.05, directly or indirectly, provokes, requests, or otherwise attempts to initiate a reexamination proceeding in the United States Patent and Trademark Office with respect to any Symyx Combinatorial Patent Rights, or files a notice of opposition or participates in any opposition against any Symyx Combinatorial Patent Rights in any other jurisdiction.

         6.03 Disclaimer. SYMYX MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SYMYX COMBINATORIAL PATENT RIGHTS OR SYMYX COMBINATORIAL KNOW HOW, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY SYMYX COMBINATORIAL PATENT RIGHTS OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

         6.04 Extension of Term. ExxonMobil may extend the term of the license granted pursuant to Section 6.01 on an annual basis by written notice to Symyx at least * prior to the expiration of the Research Program Term. If ExxonMobil elects to extend the term of such license, ExxonMobil shall pay Symyx
* for each year the license extension is in place, for a license of the same scope as set forth in this Article 6. In the event ExxonMobil desires a license of reduced scope, the parties shall negotiate in good faith a reduced license fee based on the fair market value for the scope of rights desired by ExxonMobil. After * of license extensions beyond *, ExxonMobil shall have a fully paid-up license for the scope negotiated for the extension pursuant to the provisions of this Article 6. For the avoidance of doubt, if ExxonMobil extends the Research Program Term pursuant to Section 14.01.2, and ExxonMobil makes the payments set forth in Sections 8.05 and 8.06 during such extension period, then such Research Program Term extension shall count toward the * of license extensions required by the preceding sentence.

* Confidential treatment requested

         6.05 Right to Extend Licenses to Majority Owned Affiliates. ExxonMobil shall have the right to extend the licenses and rights set forth in this Article 6 to any of its Majority Owned Affiliates (but such Majority Owned Affiliates shall have no right to grant any further extensions), provided that ExxonMobil shall not then be in default with respect to any of its obligations to Symyx under this Article 6. Any such extension shall be in writing and shall be accepted in writing by such Majority Owned Affiliate. A copy of such writing shall be provided to Symyx upon request. All of the restrictions set forth in this Agreement with respect to the Combinatorial Chemistry License shall apply to such Majority Owned Affiliate to the same extent as they apply to ExxonMobil and the operations of such Majority Owned Affiliate shall be deemed to be the operations of ExxonMobil. ExxonMobil shall account therefor and be primarily responsible for the performance by such Majority Owned Affiliate of all of its obligations hereunder. A license extended under this Section shall terminate for a given entity at the time such entity ceases to be a Majority Owned Affiliate if not expiring or terminated sooner under the terms of this Agreement.

                                    ARTICLE 7
                                 DISCOVERY TOOLS

         7.01 General Principles. It is the expectation of ExxonMobil and Symyx DTools that at ExxonMobil's request and in accordance with a mutually agreed upon schedule, Symyx DTools shall deliver at least * Discovery Tools Systems (excluding Incremental Add-Ons to existing Discovery Tools Systems, but including Discovery Tools Systems being developed under the CRDLA (which will be subject to the pricing provisions of this Article)) to ExxonMobil and its Affiliates prior to * following the end of the Research Program Term (the "Tool Delivery Period"). It is the expectation of ExxonMobil and Symyx DTools that the aggregate Tools Cost for such at least * Discovery Tools Systems will be approximately *. Symyx DTools shall use commercially reasonable efforts to provide additional Discovery Tools Systems during the Tool Delivery Period requested by ExxonMobil pursuant to the terms of this Agreement.

         7.02 Procedure. ExxonMobil shall notify Symyx DTools at such time as it (or an Affiliate to which ExxonMobil has extended rights pursuant to Section 7.14) is interested in acquiring a Discovery Tools System hereunder. At such time as the specifications for a Discovery Tools System are finalized, Symyx DTools will provide to ExxonMobil or such Affiliate a mutually-acceptable detailed estimate, consistent with Exhibit V, of the Tools Cost for such Discovery Tools System. If ExxonMobil or such Affiliate elects to proceed with acquisition of such Discovery Tools System, ExxonMobil or such Affiliate and Symyx DTools will enter into a definitive agreement that specifies the description of the Discovery Tools System, the anticipated Tools Price for such system based on such detailed cost estimate, the provisions that will apply with respect to acceptance, delivery and payment for such system, the exclusivity, if any, applicable to such system (as set forth in Section 7.05), whether or not such Discovery Tools System is considered to be an Incremental Add-On hereunder, a full "System" or some fraction thereof, and any other relevant terms and conditions. Symyx DTools shall use commercially

* Confidential treatment requested
reasonable efforts to deliver each Discovery Tools System within * months following the effective date of the definitive agreement for such system.

                  7.02.1 Revised Cost Estimates and Notification of Cost Overruns. During fabrication of a Discovery Tools System for ExxonMobil or an ExxonMobil Affiliate, Symyx DTools shall provide to ExxonMobil or such Affiliate periodic (at least quarterly) revised estimates of the anticipated Tools Cost of such system. In the event that Symyx DTools believes that the Tools Cost of a Discovery Tools System is likely to exceed the original detailed cost estimate provided to ExxonMobil or such Affiliate pursuant to Section 7.02, Symyx DTools shall provide prompt written notice thereof to ExxonMobil or such Affiliate, together with an estimate of the anticipated amount of the cost overrun and an explanation of the reasons therefor. Symyx DTools shall cooperate fully with ExxonMobil or such Affiliate and shall make all changes reasonably requested by ExxonMobil or such Affiliate to mitigate any such cost overrun. In the event of change orders, or changes in the design or components of the Discovery Tools System that ExxonMobil or such Affiliate requests and that the parties mutually approve, the parties will negotiate appropriate adjustments to the applicable cost estimate and pricing of the Discovery Tools System based on such changes.

                  7.02.2 Responsibility for Cost Overruns. ExxonMobil or its Affiliate shall pay Symyx DTools, pursuant to Section 7.03, for a particular Discovery Tools System, provided that the actual Tools Cost for such system does not exceed * of the original detailed cost estimate provided to ExxonMobil or such Affiliate pursuant to Section
         7.02. If the actual Tools Cost for such system exceeds * of the detailed cost estimate, then the excess (i.e., the amount by which the actual Tools Cost exceeds * of the original detailed cost estimate) shall not be subject to the relevant price multiplier set forth in
         Section 7.03, and ExxonMobil or such Affiliate shall reimburse Symyx DTools only for * of such excess. The provisions in this Section 7.02.2 are dependent on the compliance of the Discovery Tools System with the final specifications as described in Section 7.02.

         7.03 Tools Price. ExxonMobil shall pay Symyx DTools for Discovery Tools Systems the Tools Price as follows:

         For cumulative Tools Cost             Tools Price payable by ExxonMobil
         -------------------------             ---------------------------------
                   *

If the cost for a particular Discovery Tools System falls into more than one of the categories above, the Tools Price for such system shall be determined by multiplying the portion of the cost in each category by the price multiplier for that category. The Tools Price described in this Section 7.03 is exclusive of federal, state, and local excise, sales, use, and similar taxes. ExxonMobil shall be liable for and shall pay all applicable taxes (other than taxes imposed on or measured by net income) appropriately invoiced by Symyx DTools, unless ExxonMobil provides Symyx DTools with a properly executed tax exemption certificate prior to delivery of an invoice setting forth any such taxes. ExxonMobil shall not be liable for any federal, state, or local

* Confidential treatment requested
income tax, franchise tax, or similar tax based upon Symyx DTools' income. In addition to the Tools Price, ExxonMobil shall bear all costs for transportation, shipping, and insurance expenses in respect of shipment to a delivery point designated by ExxonMobil.

         7.04 Eligible Tools Systems. Symyx DTools shall transfer and deliver to ExxonMobil pursuant to this Article 7 the following categories of Discovery Tools: (a) Discovery Tools Systems that are commercially available and have been previously sold by Symyx (subject to any restrictions on field of use of such Discovery Tools System as imposed by Symyx in connection with such previous sales by Symyx of such Discovery Tools System); (b) * workflows utilized and/or developed within the Research Program; and (c) * workflows developed within the Research Program that do not constitute "later generation" versions of * workflows that were developed outside of the Research Program. Transfer of Discovery Tools Systems other than as set forth in (a) through (c) above may be discussed on a case-by-case basis, but ExxonMobil and Symyx DTools have no obligation to agree upon such transfer.

         7.05 Limited Exclusivity. (a) With respect to Discovery Tools Systems substantially developed within the Research Program, ExxonMobil shall have the right to acquire, at no additional cost, limited term exclusivity for * Discovery Tools Systems (but not fractional Systems), according to the procedure set forth in Sections 7.05(b) and (c) below.

                  (b) Symyx shall provide written notice to ExxonMobil of its determination that the development of a particular Discovery Tools System has been completed. Thereafter, ExxonMobil will, within * after receipt of the written notice from Symyx, notify Symyx whether or not ExxonMobil wishes to designate such Discovery Tools System for the limited term exclusivity provided in Section 7.05(a) unless ExxonMobil disagrees that the development of such Discovery Tools System is complete. In the event ExxonMobil disagrees with Symyx' determination that the development of such Discovery Tools System has been completed, it shall promptly notify Symyx and Symyx shall have the opportunity to demonstrate that such Discovery Tools System performs in accordance with the applicable Research Plan. Such Discovery Tools System shall be deemed completed for purposes of this Section 7.05 if it performs in accordance with the applicable Research Plan and ExxonMobil shall within * thereafter notify Symyx whether or not ExxonMobil wishes to designate such Discovery Tools System for the limited term exclusivity provided in Section 7.05(a).

                  (c) If ExxonMobil does not designate a particular Discovery Tools System for the limited term exclusivity provided in Section 7.05(a) within such * period, then Symyx shall thereafter be free to sell such Discovery Tools System to Third Parties, subject only to Symyx' obligations under Section 7.13.2 of this Agreement. If ExxonMobil does designate a particular Discovery Tools System for the limited term exclusivity provided in Section 7.05(a), ExxonMobil shall have the exclusive right to acquire such a Discovery Tools System from Symyx for the period of time determined as follows:

                           (i) ExxonMobil's right to acquire limited term exclusivity with respect to such Discovery Tools System shall expire if ExxonMobil has not placed a binding order

* Confidential treatment requested
         with Symyx for purchase of such a Discovery Tools System within * after the date ExxonMobil designated such Discovery Tools System for limited term exclusivity.

                           (ii) If ExxonMobil does place a binding order with Symyx for purchase of such a Discovery Tools System prior to expiration of the * period specified in Section 7.05(c)(i), then ExxonMobil's exclusive right to acquire such Discovery Tools System from Symyx shall continue for a term of *.

                  (d) The foregoing procedure shall not apply in the case of the
* that has been under development under the CRDLA, as to which Exhibit H will apply.

                  (e) Additional exclusivity provisions may be discussed and negotiated on a case-by-case basis with respect to a particular Discovery Tools System.

         7.06 Tools License. Subject to the terms and conditions of this Agreement, Symyx DTools hereby grants to ExxonMobil the following licenses in connection with any Discovery Tools System delivered hereunder, in each case for the life of such Discovery Tools System:

                  7.06.1 a *, irrevocable, worldwide, non-transferable (except as provided in this Article 7), license, without the right to sublicense, under the Symyx Combinatorial Patent Rights, to use each Discovery Tools System as delivered hereunder solely for ExxonMobil's Internal Activities;

                  7.06.2 a *, irrevocable, worldwide, non-transferable (except as provided in this Article 7), license, without the right to sublicense, to install and use the software delivered with each Discovery Tools System as delivered hereunder, on the computer workstations delivered in connection therewith (and any replacements thereof) solely in connection with ExxonMobil's operation of such Discovery Tools System for ExxonMobil's Internal Activities, provided that Symyx does not provide, and ExxonMobil and its Affiliates shall be responsible to secure or use, their own Oracle database and operating system and appropriate licenses thereto; and

                  7.06.3 a *, irrevocable, worldwide, non-transferable (except as provided in this Article 7), license, without the right to sublicense, to use the Symyx Combinatorial Know How in connection solely with the operation of each Discovery Tools System as delivered hereunder, solely for ExxonMobil's Internal Activities.

The licenses granted to ExxonMobil in this Section 7.06 shall be transferable to any ExxonMobil Affiliate to which the Discovery Tools System has been transferred, but only for use in the research, development, and commercialization activities of such Affiliate (consistent with the provisions of Section 20 of Exhibit A if such Affiliate is substituted for ExxonMobil in such definition). The licenses granted to ExxonMobil in this Section 7.06 shall be paid up upon payment by ExxonMobil of the Tools Price as set forth in Section
7.03 and Section 8.04.

         7.07 Permitted Uses. Subject to the terms and conditions set forth in this Agreement, during the Combinatorial License Term, ExxonMobil may modify a Discovery Tools System

* Confidential treatment requested

(including modifying the software provided with a Discovery Tools System pursuant to the licenses granted to ExxonMobil in Sections 5.03 and 5.04) as delivered hereunder and such modification shall be within the licenses granted in Section 7.06 for the life of such Discovery Tools System. Following the Combinatorial License Term, if ExxonMobil further modifies a Discovery Tools System and such modification *, such modification shall not be within the licenses granted in Section 7.06. Further, ExxonMobil may incorporate its proprietary data, including without limitation data from ExxonMobil screens and compound information, into the database of any such system.

         7.08 ExxonMobil DTool Improvements. ExxonMobil shall notify Symyx of any ExxonMobil DTool Improvements during the Tool Delivery Period and hereby grants Symyx a *. Notwithstanding the above, ExxonMobil DTool Improvements may be used by ExxonMobil only for ExxonMobil's Internal Activities in accordance with the licenses granted in Section 7.06.

         7.09 Legend. All copies of the Discovery Tools System delivered hereunder and any accompanying software and related documentation may include Symyx' copyright, trademarks, patent numbers, and other proprietary notices in the manner in which such notices were placed by Symyx DTools. Further, Symyx DTools may label any such system with a permanent non-erasable identification label including but not limited to Symyx' name, a model number, a sequential serial number, date of manufacture, location manufactured, and specification version to which the system was manufactured. ExxonMobil or its Affiliates to which rights have been extended pursuant to Section 7.14 shall not knowingly remove, obscure, or alter copyright notices, trademarks, patent numbers or other proprietary rights notices affixed to or contained within any such system or software.

         7.10 Limited Discovery Tools System Warranty. Symyx DTools warrants to ExxonMobil that each Discovery Tools System sold and licensed by Symyx DTools to ExxonMobil or its Affiliates hereunder shall conform in all material respects with the specifications for such System and will meet the acceptance criteria for such System during the Warranty Period. The Warranty Period shall commence on the delivery and acceptance of a Discovery Tools Systems by ExxonMobil or its Affiliate and will end * after the delivery and acceptance of a Discovery Tools Systems by ExxonMobil or its Affiliate or such later time as mutually agreed by ExxonMobil and Symyx DTools. Symyx does not warrant that any Discovery Tools System will meet ExxonMobil's requirements or that the operation of any Discovery Tools System will be uninterrupted or error free or that any Discovery Tools System will be compatible with other hardware or software that ExxonMobil may elect to operate with any Discovery Tools System. If any Discovery Tools System does not meet the warranty specified above during the Warranty Period, Symyx DTools shall, at its option, repair or replace at no cost to ExxonMobil any defective or nonconforming Discovery Tools System (or component thereof). Symyx DTools will accomplish such repair or replacement as quickly as is commercially practicable. The foregoing warranties and remedies will be void as to any Discovery Tools System, components, or associated software damaged or rendered unserviceable by: (a) the acts or omissions of personnel other than Symyx employees and Symyx contractors; (b) misuse, abuse, neglect, theft, vandalism, fire, water, or other peril; (c) modification of, alteration of, or additions to any Discovery Tools System or associated software performed by

* Confidential treatment requested
non-Symyx personnel; or (d) non-conformities arising from use of any Discovery Tools System with any other hardware, software, firmware, devices, or other products, including ExxonMobil DTool Improvements.

         7.11     Disclaimer. EXCEPT FOR THE LIMITED WARRANTY SET FORTH IN
SECTION 7.10, SYMYX MAKES AND EXXONMOBIL RECEIVES NO OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE IN ANY PROVISION OF THIS AGREEMENT OR OTHER COMMUNICATION WITH EXXONMOBIL WITH RESPECT TO ANY DISCOVERY TOOLS SYSTEM DELIVERED UNDER THIS AGREEMENT, AND SYMYX SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         7.12 Source Code. The parties shall enter into a source code escrow agreement providing that, in the event Symyx is (a) liquidated, dissolved, or ceases to carry on its business, during or after the Tool Delivery Period, or
(b) otherwise becomes unwilling or unable to support the software delivered in connection with a Discovery Tools System delivered hereunder, by failure to extend to ExxonMobil support or Software Upgrades on commercially reasonable terms, where ExxonMobil can demonstrate that access to the source code is reasonably necessary for ExxonMobil's continued use of such software, and provided that ExxonMobil is not in default under this Article 7, a copy of the software source code shall be provided to ExxonMobil solely for the purpose of operating, maintaining and enhancing (either by or on behalf of ExxonMobil) a Discovery Tools System delivered hereunder. At all times during the life of the Discovery Tools Systems delivered hereunder, Symyx shall ensure that the latest versions of the Software and the Developer's Kit Software released to ExxonMobil have been provided to the escrow agent. Symyx shall notify ExxonMobil each time an updated version of the Software or the Developer's Kit Software is provided to the escrow agent. ExxonMobil shall pay the escrow expenses associated with Symyx providing its source code to the escrow agent.

         7.13     Restrictions.

                  7.13.1 Restrictions on ExxonMobil. Except as otherwise permitted in this Agreement, ExxonMobil shall not: (a) reproduce, distribute, copy, sell, lease, license or sublicense any Discovery Tools System delivered hereunder or components thereof or accompanying software (other than for back-up purposes), or any documentation directly related thereto (other than as reasonably required in connection with the use or operation of the Discovery Tools System);
         (b) use the Discovery Tools System delivered hereunder, components thereof or accompanying software other than as licensed in Section 7.06 above or as permitted in Section 7.07; (c) use the software delivered with any Discovery Tools System delivered hereunder in connection with any system or equipment other than the Discovery Tools System; (d) attempt to, or permit a Third Party to, through any means, reverse engineer, disassemble, decompile, or otherwise attempt to derive source code from such software; or (e) use such software in any time-sharing or other multi-user network or service bureau. ExxonMobil shall use reasonable efforts to prevent any Affiliate or Third Party (provided the Third Party has gained access to such Discovery Tools System delivered hereunder or components thereof or accompanying software by virtue of: i) having entered into a contract with ExxonMobil or its Affiliates relating to the Discovery Tools System, or components thereof or accompanying software, or ii) having gained access to the Discovery Tools System or components thereof or accompanying software through the intentional act or negligence of ExxonMobil or its Affiliates) from engaging in any of the activities prohibited by this Section. ExxonMobil shall assume responsibility in the event any Affiliate or Third Party (provided the Third Party has gained access to the Discovery Tools System or components thereof or accompanying software by virtue of: A) having entered into a contract with ExxonMobil or its Affiliates relating to the Discovery Tools System or components thereof or accompanying software, or B) having gained access to the Discovery Tools System or components thereof or accompanying software through the intentional act or negligence of ExxonMobil or its Affiliates) engages in any of the activities prohibited by this Section to the same extent as if ExxonMobil had engaged in such activities itself. Further, ExxonMobil shall ensure that access to the software accompanying any Discovery Tools System hereunder shall be limited to ExxonMobil's and its Affiliates' employees and in-house contract personnel (and other Third Parties approved by Symyx in writing, with such approval not to be unreasonably withheld) working directly with such Discovery Tools System and solely on the computer workstations provided therewith (or replacements thereof). ExxonMobil shall not provide access to any Discovery Tools System to any Third Party, except in connection with ExxonMobil's use of such Discovery Tools System pursuant to the terms of this Agreement.

                  7.13.2   Restrictions on Symyx. *

         7.14 Right to Extend Licenses to Affiliates. ExxonMobil shall have the right to extend the licenses and rights set forth in this Article 7 to any of its Affiliates (but without the right to grant any further extensions) for use in the research, development, and commercialization activities of such Affiliates (consistent with the provisions of Section 20 of Exhibit A if such Affiliate is substituted for ExxonMobil in such definition), provided that ExxonMobil shall not then be in default with respect to any of its obligations to Symyx under this Article 7. Any such extension shall be in writing and shall be accepted in writing by such Affiliate. A copy of such writing shall be provided to Symyx upon request. All of the restrictions of Section 7.13 shall apply to such Affiliate to the same extent as they apply to ExxonMobil and the operations of such Affiliate shall be deemed to be the operations of ExxonMobil. ExxonMobil shall account therefor and be primarily responsible for the performance by such Affiliate of all of its obligations hereunder. A license extended under this Section shall terminate for a given entity at the time such entity ceases to be an Affiliate if not expiring or terminated sooner under the terms of this Agreement.

         7.15 Indemnification Against Claims of Infringement. (a) In the event any legal proceedings are brought * against ExxonMobil or its Affiliates claiming that any Discovery Tools System delivered to ExxonMobil or an ExxonMobil Affiliate pursuant to this Article 7 infringes a Third Party's trade secret directed to * or a claim of a Third Party's patent directed to *, Symyx shall defend the same at its expense and pay any costs, damages, and attorney fees finally awarded or negotiated as a result of settlement or judgment against ExxonMobil or such

* Confidential treatment requested

ExxonMobil Affiliate, provided that ExxonMobil or such Affiliate gives Symyx prompt written notice within * of such claim against it and cooperates fully with Symyx in providing all authority, information, and reasonable assistance to enable Symyx at its option to settle or defend such claim. ExxonMobil shall have the right, at its expense, to participate in such defense. Symyx shall have no right to settle or compromise the litigation in a manner that would * without the consent of ExxonMobil and ExxonMobil or its Affiliates shall have no right to settle or compromise the litigation in a manner that would *. Symyx shall have no liability for any claim hereunder based on the incorporation into any Discovery Tools System of any ExxonMobil DTool Improvement or any other hardware or software if such claim would have been avoided had such ExxonMobil DTool Improvement or other hardware or software not been incorporated into or used with such Discovery Tools System.

                  (b) In the event any such legal proceeding is brought, Symyx may, at its option, replace or modify the Discovery Tools System or parts thereof to render it non-infringing, or procure for ExxonMobil or such Affiliate the right to continue using such Discovery Tools System, provided that such replacement or modification does not *.

                  (c) In the event any such legal proceeding results in ExxonMobil or any of its Affiliates being required to pay royalties or damages to such Third Party with respect to any Product from a Royalty-Bearing Project, then ExxonMobil shall have the right to immediately re-open the royalty determination with respect to such Product from a Royalty-Bearing Project in accordance with Exhibit L or Exhibit O, as applicable, with such re-opener limited to considering the effect of the royalties or damages required to be paid as a result of such legal proceeding.

                  (d) THE FOREGOING PROVISIONS OF THIS SECTION STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF SYMYX WITH RESPECT TO ANY ALLEGED OR ACTUAL INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS BY ANY DISCOVERY TOOLS SYSTEM DELIVERED HEREUNDER OR ANY PART THEREOF. SYMYX' LIABILITY UNDER ANY CAUSE OF ACTION ARISING UNDER THIS SECTION IS * WITH RESPECT TO THE PARTICULAR DISCOVERY TOOLS SYSTEM or Systems SUBJECT TO SUCH CAUSE OF ACTION.

         7.16 Cooperation. Symyx shall provide reasonable assistance to ExxonMobil in the event ExxonMobil wants to conduct a freedom to operate study or studies with respect to a Discovery Tools System or a potential Discovery Tools System developed (in whole or in part) under this Agreement or contemplated to be delivered to ExxonMobil or an ExxonMobil Majority Owned Affiliate pursuant to this Article 7.

* Confidential treatment requested

                                    ARTICLE 8
                                    PAYMENTS

         8.01     Research and Development Funding.

                  8.01.1 Staffing. The Research Program will be staffed by Symyx Tech according to the following schedule:

                                              Average # of FTEs (exclusive of
                        Time Period           Informatics FTEs per Section 8.02)
                        -----------           ----------------------------------
                  *

                  8.01.2 Research Program Funding. ExxonMobil shall pay Symyx Tech for actual FTE time spent on Research Program activities by the FTEs described in Section 8.01.1 at a rate per FTE of * per year during the Research Program Term (subject to adjustment for any extension of the Research Program Term pursuant to Section 14.01.2). Such FTE rate shall be deemed to include compensation for reasonable travel and living expenses incurred in connection with Research Program activities.

                  8.01.3 Payment. Subject to Sections 8.10 and 8.11, payment of the amounts due under Section 8.01.2 shall be made by ExxonMobil as follows: (a) an initial payment was made on * under the Interim Alliance Agreement, which payment was equal to the funding for * as described in Sections 8.01.1 and 8.01.2, less amounts paid pursuant to the CRDLA for research and development in the second quarter of 2003; and (b) beginning on *, and every three months thereafter during the Research Program Term, payment shall be made in advance according to the staffing for the quarter as set forth in Section 8.01.1, at the funding rate set forth in Section 8.01.2, provided that funding for the third calendar quarter of 2003 shall be made as described in Sections
         8.01.1 and 8.01.2, less amounts, if any, paid pursuant to the CRDLA for research and development in the third quarter of 2003. In the event actual staffing for a particular quarter does not equal the staffing as paid in advance, appropriate adjustments shall be made as part of the subsequent quarter's invoice.

         8.02 Software Support, Integration and Implementation. The Software License Fees specified in Section 8.03 below shall be deemed to include full compensation for * to be provided by Symyx DTools during the Software License Term pursuant to Section 5.01. Subject to Sections 8.10 and 8.11, ExxonMobil shall pay Symyx DTools for actual time of the other * Informatics FTEs at a rate per Informatics FTE of * per year, beginning as of *, and extending through the Software License Term (subject to adjustment for any extension of the Software License Term pursuant to Section 14.01.2). Such payments shall be made quarterly in advance. In the event actual staffing (beyond the * Informatics FTEs covered by the Software License Fees) for a particular quarter does not equal the * FTEs as paid in advance, appropriate adjustments shall be made as part of the subsequent quarter's invoice.

         8.03 Software License Fees. In consideration for the Software licenses as set forth in Article 5, ExxonMobil shall pay to Symyx DTools an annual software license fee in the amount

* Confidential treatment requested
of * during the Software License Term (subject to any extension of the Software License Term pursuant to Section 14.01.2). Subject to Sections 8.10 and 8.11, such annual payments shall be due and payable in equal quarterly installments beginning on *, and each three (3) months thereafter during the Software License Term. Each such quarterly installment shall be nonrefundable and noncreditable, subject to Section 14.05.

         8.04 Discovery Tools. ExxonMobil will make payments to Symyx DTools for Discovery Tools Systems purchased by ExxonMobil as set forth in Article 7.

         8.05 Technology License and Transfer Payments. In consideration for the rights provided to ExxonMobil hereunder, ExxonMobil shall pay to Symyx Tech an annual technology license and transfer payment in the amount of * each year during the Research Program Term. Subject to Sections 8.10 and 8.11, such annual payments shall be due and payable in equal quarterly installments. The first such quarterly payment was made on * pursuant to Amendment No. 2 to the CRDLA, which payment shall fully satisfy ExxonMobil's obligations under this Section
8.05 for the period from the Effective Date through *. Subsequent quarterly payments shall be payable on *, and on the first day of each calendar quarter during the remainder of the Research Program Term, and the last such quarterly payment (subject to any extension of the Research Program Term pursuant to Section 14.01.2) due and payable on *. Each such quarterly installment shall be nonrefundable and noncreditable.

         8.06 Advance Royalty Payments. In consideration for the rights provided to ExxonMobil hereunder, ExxonMobil shall pay to Symyx Tech an annual advance royalty payment in the amount of * each year during the Research Program Term. Subject to Sections 8.10 and 8.11, such annual payments shall be due and payable in equal quarterly installments. The first such quarterly payment was made on * pursuant to Amendment No. 2 to the CRDLA, which payment shall fully satisfy ExxonMobil's obligations under this Section 8.06 for the period from the Effective Date through *. Subsequent quarterly payments shall be payable on *, and on the first day of each calendar quarter during the remainder of the Research Program Term, and the last such quarterly payment (subject to any extension of the Research Program Term pursuant to Section 14.01.2) due and payable on *. Each such quarterly installment shall be nonrefundable and noncreditable other than as set forth in Section 8.07.8.

         8.07     License Royalties.

                  8.07.1 Royalty-Bearing Projects. In consideration of the assignment of the intellectual property rights set forth in Section
         4.01 and the license rights set forth in Section 4.03, ExxonMobil shall pay license royalties to Symyx Tech with respect to the following Royalty-Bearing Projects:

                           *

         License royalties shall be paid to Symyx Tech by ExxonMobil for Net Sales or Use by ExxonMobil or its Affiliates of Products resulting from research activities performed within the Royalty-Bearing Projects; provided, however, that license royalties shall be payable with respect to a particular Product only for Net Sale or Use of such Product

* Confidential treatment requested
         within the royalty-bearing project scope of the Royalty-Bearing Project from which such Product originated, as approved in writing by the Advisory Committee. Such license royalties shall be paid at royalty payment rates determined in accordance with Exhibit L (for all Royalty-Bearing Projects except the * Royalty Projects) or Exhibit O (for * Royalty Projects). For all Royalty-Bearing Projects, ExxonMobil shall also pay Symyx Tech a portion of any royalty payments received by ExxonMobil or its Affiliates from Licensees, as determined in accordance with Exhibits L or O, whichever is applicable. In the event that the license royalty rate for Net Sales or Use of a Product makes it economically impracticable to commence or continue commercial sale or use of the Product, ExxonMobil and Symyx Tech will discuss possible alternative mechanisms to distribute the value created under this Agreement without obligation to reach agreement. Nothing in this Agreement shall be interpreted or construed as obligating ExxonMobil or its Affiliates to commence or continue commercial sale or use of any Product.

         ExxonMobil has internal procedures and mechanisms to obtain payments for use of Program Technology by its * Affiliates and will apply such procedures and mechanisms in implementing this Agreement. ExxonMobil has secured from such Affiliates an obligation to pay costs incurred by ExxonMobil for licenses or other rights purchased by ExxonMobil from outside companies.

         Except as expressly provided in this Section 8.07.1, ExxonMobil shall have no royalty payment obligations under this Agreement for any use of Program Technology in * by itself or its Affiliates or its permitted Licensees.

                  8.07.2 Selection of Royalty-Bearing Projects. Symyx shall be solely responsible for selection of the Royalty-Bearing Projects pursuant to Section 8.07.1. To assist Symyx in making such selection, ExxonMobil or its Designee will provide to Symyx the reports and information specified in Section 10.02, provided that neither ExxonMobil nor its Designee shall be liable to Symyx for any omissions, inaccuracies, or other errors in such reports absent fraud or intentional or willful misrepresentation.

                  8.07.3 Extension of Time to Select Certain Royalty-Bearing Projects. Symyx may elect to extend the time within which to choose * of the Royalty-Bearing Projects pursuant to Section 8.07.1(d) for an additional * by written notice to ExxonMobil, provided that if Symyx elects such extension, such election shall constitute an irrevocable waiver of Symyx' right to select as a Royalty-Bearing Project *, provided that such irrevocable waiver shall only be applicable with respect to a Royalty-Bearing Project as to which Symyx has elected to extend the time to choose as described above.

                  8.07.4 Screening Materials for Other Uses. During the Research Program Term, Symyx shall have the right, at its sole expense and without use of the FTEs assigned to the ExxonMobil Research Projects, to screen and characterize Materials (other than ExxonMobil Proprietary Materials) identified in a particular Research Project for other new uses within *, provided that all results of such activities shall be considered to be Program Technology. If Symyx identifies a new use for such a Material within *, and

* Confidential treatment requested
         such new use is not within the scope of any existing Research Project, then Symyx shall advise ExxonMobil of such new use, and Symyx may propose establishing a new Research Project based on such new use. The royalty-bearing project scope for such new Research Project shall be submitted to and approved by the Advisory Committee, consistent with the royalty-bearing project scope for the Research Project in which the Material was identified (the "Substitute Royalty-Bearing Project Scope"), even if the proposed new Research Project is not activated. ExxonMobil shall have no obligation to agree to establish such proposed new Research Project. If ExxonMobil declines to establish such proposed new Research Project, then*.

                  8.07.5 Identification of Uncapped Royalty Project. At such time as the cumulative license royalties paid by ExxonMobil and its Affiliates to Symyx Tech for all Royalty-Bearing Projects pursuant to this Section 8.07 reaches *, Symyx Tech shall select * as the "Uncapped Royalty Project." License royalties for the Uncapped Royalty Project shall be payable for the full royalty payment term specified in Section
         8.07.7 below.

                  8.07.6 Cumulative Cap on License Fee Payments. With the sole exception of the Uncapped Royalty Project, the total cumulative royalties to be paid by ExxonMobil and its Affiliates to Symyx Tech for all Royalty-Bearing Projects pursuant to this Section 8.07, including royalties paid with respect to the Uncapped Royalty Project, shall be subject to a maximum of *. Accordingly, when the total cumulative amount of royalties paid to Symyx Tech by ExxonMobil for all Royalty-Bearing Projects pursuant to Section 8.07, including the Uncapped Royalty Project, reaches *, royalty payments for all Royalty-Bearing Projects, except the Uncapped Royalty Project, will terminate and be deemed fully-paid.

                  8.07.7 Royalty Payment Term. Subject to the cumulative royalty cap specified in Section 8.07.6, ExxonMobil's obligation to pay license royalties to Symyx Tech shall continue for each Royalty-Bearing Product until *.

                  8.07.8   Royalty Offset.

                           (a) Pursuant to Amendment No. 2 to the CRDLA, EMCC received an advance royalty offset of * against royalty payments due to Symyx with respect to the * Project and the * Project. Following execution of this Agreement, such advance royalty offset shall be applicable to license royalties payable to Symyx Tech under this
         Section 8.07, but only with respect to the * Project and the * Project.

                           (b) Except to the extent provided in Exhibit O, all advance royalty payments paid to Symyx Tech by ExxonMobil pursuant to
         Section 8.06 shall be fully creditable, dollar-for-dollar, against license royalties, if any, payable to Symyx Tech under this Section
         8.07 with respect to *.

                           (c) Notwithstanding Sections 8.07.8(a) and (b) above, for any given calendar quarter, no more than * of the license royalty obligation otherwise due to Symyx

* Confidential treatment requested

         Tech may be offset by the advance royalty offsets and advance royalty payments set forth in Sections 8.07.8(a) and (b) above.

                  8.07.9 Alternate Royalty-Bearing Projects. At the time Symyx selects the * Royalty Project, Symyx may also select an "Alternate * Royalty Project," and at the time Symyx selects the * Royalty Project, Symyx may also select an "Alternate * Royalty Project." If ExxonMobil or an Affiliate to which rights hereunder have been extended has not commercialized any Products originating from the * Royalty Project at any time within * years after Symyx' selection thereof, then Symyx shall have the right, but not the obligation, to substitute the Alternate * Royalty Project for the * Royalty Project. Similarly, if ExxonMobil or an Affiliate to which rights hereunder have been extended has not commercialized any Products originating from the * Royalty Project at any time within * years after Symyx' selection thereof, then Symyx shall have the right, but not the obligation, to substitute the Alternate * Royalty Project for the * Royalty Project. In the event of any such substitution, no license royalties shall be due for activities occurring prior to the date of the substitution.

         8.08 *. If ExxonMobil exercises one of the options set forth in Section H8(b) of Exhibit H, it shall make the payments to Symyx as set forth therein.

         8.09 Third Party Royalties. Symyx shall not be responsible for payments due to Third Parties for the manufacture, sale, or use of Products by ExxonMobil or its Affiliates or Licensees, provided that such payments shall be taken into account in determining * pursuant to Exhibit L. The foregoing sentence shall not negate Symyx' obligations under Sections 5.07, 7.15, and 13.02.

         8.10 Invoicing. Symyx shall submit invoices to ExxonMobil for the amounts due under this Agreement, provided that amounts payable pursuant to
Section 8.04 with respect to a particular Discovery Tools System shall be invoiced as provided in the definitive agreement entered into pursuant to
Section 7.02 for such Discovery Tools System (or to the address set forth below if such definitive agreement does not provide another address). Each such invoice shall indicate the number of FTEs assigned to each active Project for the period covered by the invoice, as well as any adjustments in the actual staffing for each active Project. ExxonMobil shall pay all undisputed amounts within * following receipt of an acceptable invoice therefor, or on the due date for such payment if such due date is later than * days following receipt of the invoice. Invoices shall be sent to the following address, or to such other addresses as ExxonMobil may designate from time to time:

* Confidential treatment requested

                           ExxonMobil Research and Engineering Company
                           P.O. Box 998
                           Annandale, NJ 08801
                           Attention: Vice President R&D

         8.11 Financial Responsibility. If Symyx Tech's "Quick Ratio" is less than *, ExxonMobil may, upon written notice to Symyx, replace the advance quarterly payments provided in Sections 8.01.3, 8.02, 8.03, 8.05, and 8.06 with monthly payments made in advance for each month. Such action by ExxonMobil shall not constitute a breach of ExxonMobil's payment obligations to Symyx under the terms and conditions of this Agreement. "Quick Ratio" as used in this Section
8.11 shall mean [cash + cash equivalents + marketable or available-for-sale securities (including all non-current securities, if any) + accounts receivable] divided by current liabilities.

                                    ARTICLE 9
                              ACCOUNTING AND AUDIT

         9.01 License Payment Reports and Payments. After the first commercial sale, or commercial use, of a Product or grant of a license on which license payments are payable by ExxonMobil or its Affiliates hereunder, ExxonMobil shall make or have made quarterly written reports to Symyx Tech within * days after the end of each calendar year quarter, stating in each such report, separately for ExxonMobil and each Affiliate and each Licensee, the description and volume of each activity during the calendar year quarter upon which a license payment is payable under Section 8.07. Concurrently with the making of such reports, ExxonMobil shall pay to Symyx Tech all license payments due for such calendar year quarter calculated at the rate determined in accordance with Exhibit L or Exhibit O, whichever is applicable.

         9.02     Payment Method.

                  (a) All payments due under this Agreement to Symyx Tech shall be made in U.S. dollars by bank wire transfer in immediately available funds according to the following wire transfer instructions, unless otherwise instructed by Symyx Tech in writing:

                  *

                  (b) All payments due under this Agreement to Symyx DTools shall be made in U.S. dollars by bank wire transfer in immediately available funds according to the following wire transfer instructions, unless otherwise instructed by Symyx DTools in writing:

                  *

* Confidential treatment requested

                  (c) Any payments that are not paid on the date such payments are due under this Agreement shall bear interest as follows: (i) no interest shall be charged for the * following the due date; (ii) interest shall be charged at * for the next *; and (iii) thereafter, interest shall be charged at *; provided that in no event shall the rate of interest exceed the maximum rate permitted by law in the event such rate is lower than the rate in (ii) or (iii).

                  (d) Nothing in this Section 9.02 shall prejudice any other rights or remedies available to either ExxonMobil or Symyx under this Agreement, at law, or in equity.

         9.03 Currency Conversions. If any currency conversion shall be required in connection with the calculation of license payments hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of the calendar quarter to which such payment pertains.

         9.04 Records; Inspection. ExxonMobil and Symyx shall keep complete, true and accurate books of account and records for the purpose of determining the performance of such party's obligations under this Agreement. Such books and records shall be kept for at least * following the end of the calendar year quarter to which they pertain. Such records will be open for inspection during such * period by the internal audit staff of the inspecting party or by a public accounting firm to whom the inspected party has no reasonable objection, solely for the purpose of confirming performance of such party's obligations under this Agreement. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this
Section 9.04 shall be at the expense of the inspecting party, unless a variation exceeding * in favor of the inspecting party is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by the inspected party together with interest thereon from the date such payments were due at the lesser of (a) *; or (b) the maximum rate permitted by law. The internal audit staff of the inspecting party or the public accounting firm employees shall sign a reasonable confidentiality agreement as a condition precedent to the inspection, and shall report to the inspecting party only that information necessary to confirm performance of the inspected party's obligations under this Agreement. ExxonMobil and Symyx shall treat all information learned in the course of any audit or inspection under this Section
9.04 as Confidential Information, except to the extent necessary for such party to enforce its rights under this Agreement or as required by law.

         9.05 Tax Matters. All license royalty payments and other payments required to be paid to Symyx pursuant to this Agreement shall be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States ("Withholding Taxes") to the extent *. ExxonMobil shall provide Symyx a certificate evidencing payment of any Withholding Taxes hereunder. The parties will exercise diligent efforts to ensure that any Withholding Taxes imposed are reduced as far as possible under provisions of any applicable treaties.

* Confidential treatment requested

                                   ARTICLE 10
                                COMMERCIALIZATION

         10.01 Commercialization. * If ExxonMobil or its Affiliates extract value from a Product from a Royalty-Bearing Project, other than through the commercialization of royalty-bearing Products (e.g. a cross license not involving the sale of Products), and ExxonMobil's or its Affiliates' business records document such value generation, or such value can be demonstrated by other competent evidence, Symyx Tech shall have the right to be compensated for such value generation in the manner set forth in Section 8.07.

         10.02 Reports. Following completion of each Research Project, ExxonMobil or its Designee shall provide Symyx Tech with a written report containing an up-to-date summary of the status of development and commercialization activities with respect to such Research Project. As each Project or Product progresses through ExxonMobil's or its Affiliates' stage-gate process, ExxonMobil or its Designee shall provide those portions of the gate package information relevant to Symyx' selection of Royalty-Bearing Projects (development and commercialization status and plans, including the economics and forecasts related thereto) for such Project or Product. In addition, * prior to any point at which Symyx must select a Royalty-Bearing Project, or decide whether to extend the time to select a Royalty-Bearing Project as provided in this Agreement, Symyx may request updated information relevant to development and commercialization (including the economics and forecasts related thereto), and ExxonMobil or its Designee will provide such updated information, if any, to Symyx within *. After Symyx' selection of the Royalty-Bearing Projects, such reports will be provided only with respect to *. All reports and information provided under this Section 10.02 shall be deemed Confidential Information of ExxonMobil and its Affiliates.

                                   ARTICLE 11
                                 CONFIDENTIALITY

         11.01 Confidentiality. (a) Symyx and ExxonMobil acknowledge that it may be necessary to exchange Confidential Information as part of the research and development activities carried out under this Agreement. Symyx and ExxonMobil shall each limit disclosure of Confidential Information to that reasonably necessary for performance of this Agreement and shall each solely determine the scope and content of the Confidential Information to be disclosed to the other under this Agreement. Symyx and ExxonMobil shall not intentionally disclose business information unrelated to the research and development activities carried out under this Agreement, except as otherwise required by
Section 10.02. Subject to Section 11.02, the following shall apply with respect to all such Confidential Information:

                           (i) For a period of * years from the end of the Research Program Term, Confidential Information disclosed by one party ("Discloser") to the other party ("Recipient") shall be used by such Recipient solely in furtherance of performing the Recipient's obligations under this Agreement; and

* Confidential treatment requested

                           (ii) For a period of * from the end of the Research Program Term, the Recipient shall maintain the Discloser's Confidential Information in confidence,

provided that the Recipient may disclose the Discloser's Confidential Information, and extend the right to use the Discloser's Confidential Information, to any of the Recipient's Affiliates that are obligated to comply with the confidential obligations and usage restrictions imposed on the Recipient in this Agreement with respect to the Discloser's Confidential Information.

                  (b) Symyx and ExxonMobil shall limit access to Confidential Information of the other or the other's Affiliates to those of its employees, contractors, Affiliates, and Licensees having reasonable need to know such information in connection with this Agreement and who have agreed in writing to confidentiality obligations and use restrictions at least as restrictive as those undertaken by Recipient under this Agreement. Recipient shall not provide access to the Confidential Information to any other persons without the prior written consent of the Discloser. Any person to whom such Confidential Information is disclosed by Recipient shall be subject to the same disclosure and non-use obligations as Recipient. Recipient shall specifically notify any person to whom such Confidential Information is disclosed by the Recipient of the confidentiality obligations and use restrictions regarding such Confidential Information. Recipient shall assume responsibility and accept liability for the non-fulfilment of these obligations by any person given access to the Confidential Information.

                  (c) Symyx shall not, without the prior written consent of ExxonMobil, perform, have performed, or allow to be performed any chemical or other physical analysis on any ExxonMobil Proprietary Materials to determine the chemical composition or identity of such material. Symyx shall safeguard for ExxonMobil any ExxonMobil Proprietary Material provided by ExxonMobil or its Affiliates for use in the Research Program or otherwise under this Agreement, and shall use reasonable efforts, but not less than efforts it uses with respect to its own materials, to prevent its employees, except those employees involved in the Research Program, and others from acquiring samples of such material.

                  (d) The obligations under this Agreement with respect to Confidential Information shall not apply to information or material that:

                           (i) is made known or available to the Recipient by a Third Party as a matter of right and without obligation of confidentiality or restriction on use;

                           (ii) was already known to the Recipient, as evidenced by its written records or other competent evidence, before disclosure thereof by the Discloser to the Recipient;

                           (iii) was within, or later falls within, the public domain without breach of this Agreement;

                           (iv) was publicly disclosed with the prior written approval of the Discloser;

* Confidential treatment requested

                           (v) was disclosed pursuant to a requirement or demand of a lawful governmental or judicial authority, but only to the extent required by operation of law, regulation or court order with prior written notice to the Discloser and with the Recipient using reasonable efforts to obtain appropriate protective orders to maintain the confidentiality of such information or material; or

                           (vi) was independently developed for the Recipient by employees or contractors of the Recipient without recourse to the Confidential Information of the Discloser.

For the purpose of this Section 11.01(d), disclosures made under this Agreement shall not be deemed to be within the foregoing exceptions merely because they are embraced by more general disclosures in the public domain or in the prior possession of the Recipient. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because the individual features are in the public domain or in the prior possession of the Recipient, unless the combination itself and its principles of operation are in the public domain or in the prior possession of the Recipient.

                  (e) EMCC has developed a proprietary technique for *. ExxonMobil or EMCC may disclose such proprietary technique to Symyx to facilitate discussions regarding potential use of the technique in the Research Program. In such event, the technique will be deemed to be Confidential Information, and subject to the provisions of Section 11.01(d), Symyx shall not disclose the technique to any third party and shall not use the technique for any purpose (including use in connection with the Research Program) without prior written authorization from ExxonMobil or EMCC.

         11.02 Permitted Use and Disclosures. Notwithstanding the provisions of Section 11.01, Symyx and ExxonMobil may:

                  (a) use Confidential Information disclosed to it by the other in conducting the Research Program;

                  (b) use Confidential Information as otherwise expressly permitted in this Agreement; and

                  (c) use or disclose Confidential Information disclosed to it by the other to the extent such use and disclosure is reasonably necessary in

                           (i) prosecuting or defending litigation, or

                           (ii) complying with applicable laws, governmental regulations or court orders or submitting mandatory information to tax or other governmental authorities,

provided that if a party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and will use its reasonable efforts to secure confidential treatment of such information

* Confidential treatment requested
in consultation with the other party prior to its disclosure (whether through protective orders or otherwise).

         11.03    Nondisclosure.

                  (a) Except as provided in this Agreement, Symyx and ExxonMobil shall not disclose the terms of this Agreement to any Third Party without the prior written consent of the other, except to such party's attorneys, advisors, investors, and others on a need to know basis under circumstances that ensure the confidentiality thereof. Pursuant to Section 11.01(b), Symyx and ExxonMobil shall require each party to which the terms of this Agreement are disclosed to agree to comply with this Section 11.03(a).

                  (b) Except as expressly permitted in the Agreement, Symyx and ExxonMobil shall not disclose any Program Technology or any Combinatorial Chemistry Technology to any Third Party without the prior written consent of the other, except that either ExxonMobil or Symyx may disclose Program Technology to a Third Party in connection with the exercise of rights granted to ExxonMobil or Symyx pursuant to Article 4 under circumstances that ensure the confidentiality thereof. Pursuant to Section 11.01(b), Symyx and ExxonMobil shall require each party to which Program Technology or Combinatorial Chemistry Technology are disclosed to agree to comply with this Section 11.03(b).

                  (c) Neither Symyx nor ExxonMobil is authorized to publish any Program Technology without the permission of the other, which permission shall not be unreasonably withheld, except as necessary in the filing and prosecution of Program Patents as provided in Article 4. Symyx shall not disclose to any Third Party any application or use of Program Technology by ExxonMobil and its Affiliates in the ExxonMobil Exclusive Fields and ExxonMobil Business Areas. ExxonMobil may disclose any Program Technology to its Affiliates under suitable confidentiality provisions in accordance with this Article 11. Symyx and ExxonMobil may disclose (i) the non-financial terms of this Agreement or (ii) any Program Technology to their respective Licensees on a need to know basis under suitable confidentiality provisions in accordance with this Article 11, but only to the extent necessary to exercise rights granted under this Agreement, provided that Symyx Combinatorial Know-How may not be disclosed to Licensees.

                  (d) Notwithstanding the above, Generally Acquired Skills shall not be subject to the nondisclosure obligation, and ExxonMobil and Symyx shall each be free to use and disclose all Generally Acquired Skills.

                  (e) In the event it is necessary to disclose the terms of this Agreement in connection with any securities law filing, the disclosing party shall inform the other party prior to any such disclosure, and permit the other party a reasonable opportunity to review and comment with respect to the disclosure and amendments thereto prior to their filing.

         11.04 Third Party Information. Symyx shall not disclose to ExxonMobil or its Affiliates any information that is proprietary or confidential to any Third Party. Symyx shall take appropriate steps and establish appropriate procedures to avoid inadvertent disclosure to

ExxonMobil or its Affiliates of any such Third Party information. Further, Symyx shall indemnify ExxonMobil and its Affiliates with respect to all costs, expenses, damages, or other monetary losses incurred by ExxonMobil or its Affiliates as a result of Symyx' disclosure to ExxonMobil or its Affiliates of any such Third Party information, provided that Symyx' maximum liability with respect to specific Third Party information shall be limited to *. If any disclosure to ExxonMobil or its Affiliates by Symyx of Third Party information results in ExxonMobil or any of its Affiliates being required to pay royalties or damages to such Third Party with respect to any royalty-bearing Product, then ExxonMobil shall have the right to immediately re-open the royalty determination with respect to such royalty-bearing Product.

                                   ARTICLE 12
                         REPRESENTATIONS AND WARRANTIES

         12.01 ExxonMobil's Representations. ExxonMobil represents and warrants to Symyx that: (a) ExxonMobil has the right to enter this Agreement and grant the rights stated in this Agreement; (b) ExxonMobil is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (c) ExxonMobil has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (d) ExxonMobil has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder and such Agreement constitutes a valid and binding obligation of ExxonMobil enforceable in accordance with its terms.

         12.02 Symyx Tech's Representations. Symyx Tech represents and warrants to ExxonMobil that: (a) Symyx Tech has the right to enter this Agreement and grant the rights stated in this Agreement; (b) Symyx Tech is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; (c) Symyx Tech has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (d) Symyx Tech has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder and such Agreement constitutes a valid and binding obligation of Symyx Tech enforceable in accordance with its terms; (e) to Symyx Tech's knowledge, as of the Effective Date, carrying out its responsibilities as set forth in the Research Plans and the * Research and Development Plan will not infringe the *;
(f) Symyx Tech has performed or has had performed freedom to operate searches and studies on*; (g) Symyx Tech uses reasonable efforts to monitor published patents and patent applications in the field of Combinatorial Chemistry; (h) Symyx Tech shall not knowingly infringe * in the area of Combinatorial Chemistry in conducting its activities under this Agreement and shall notify ExxonMobil if it becomes aware of * in the field of Combinatorial Chemistry applicable to the activities under this Agreement; and (i) *.

         12.03 Symyx DTools' Representations. Symyx DTools represents and warrants to ExxonMobil that: (a) Symyx DTools has the right to enter this Agreement and grant the rights stated in this Agreement; (b) Symyx DTools is a corporation duly organized, validly existing and in good standing under the laws of the State of California; (c) Symyx DTools has the power and

* Confidential treatment requested
authority to execute and deliver this Agreement and to perform its obligations hereunder; and (d) Symyx DTools has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder and such Agreement constitutes a valid and binding obligation of Symyx DTools enforceable in accordance with its terms.

                                   ARTICLE 13
                                 INDEMNIFICATION

         13.01 ExxonMobil. Subject to the provisions and limitations contained in this Agreement, ExxonMobil shall indemnify, defend, and hold harmless Symyx and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns ("Symyx Indemnitees") from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") to the extent arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to:

                  (a) any Agreement Materials or Products that are developed, manufactured, used, sold or otherwise distributed by or on behalf of ExxonMobil, its Affiliates, Licensees, or other designees (other than Symyx, its Affiliates and licensees);

                  (b) ExxonMobil's activities under this Agreement, except those activities specified in Articles 5, 6, and 7 of this Agreement; and

                  (c) any breach by ExxonMobil of the representations and warranties made in this Agreement.

         13.02 Symyx. Subject to the provisions and limitations contained in this Agreement, Symyx shall indemnify, defend, and hold harmless ExxonMobil, its Affiliates and Licensees, and their respective directors, officers, employees, agents and their respective successors, heirs, and assigns ("ExxonMobil Indemnitees") from and against any losses, costs, claims, damages, liabilities, or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") to the extent arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to:

                  (a) any product (lower case intentional) or process developed, manufactured, used, sold or otherwise distributed by or on behalf of Symyx, its Affiliates, licensees, or other designees (other than ExxonMobil, its Affiliates and Licensees);

                  (b) Symyx licensing and sublicensing activities;

                  (c) Symyx' activities under this Agreement, except those activities specified in Articles 5, 6, and 7 of this Agreement; and

                  (d) any breach by Symyx of its representations and warranties made in this Agreement.

         13.03 Joint Negligence. Where any Liability is the result of the joint negligence or misconduct of ExxonMobil and Symyx, Symyx' duty of indemnification under Section 13.02 shall be diminished by, and ExxonMobil's duty of indemnification under Section 13.01 shall be limited to, *.

         13.04 Procedure. Any party seeking indemnification ("Indemnitee") shall promptly notify the party liable for such indemnification ("Indemnitor") in writing of any alleged Liability. The Indemnitor shall have the right to control the defense thereof with counsel of its choice that is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense for any reason. The affected Indemnitee shall give reasonable cooperation to the Indemnitor and its legal representatives in the investigation of any action, claim, or liability covered by this Article 13. The indemnification under this Article 13 shall not apply to amounts paid by an Indemnitee in settlement of any Liabilities if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure of the Indemnitee to deliver notice to the Indemnitor within a reasonable time after commencement of a claim or action, if prejudicial to the ability to defend such claim or action, shall relieve the Indemnitor of any liability under this Article 13 to the extent of such prejudice. The Indemnitor shall not be liable to pay legal costs and attorney's fees incurred by the Indemnitee in establishing its claim for indemnification.

         13.05 Limitation of Liability. With the exception of liability resulting from *, the liability of each of ExxonMobil and Symyx under this
Article 13 shall be limited to * in the aggregate.

                                   ARTICLE 14
                              TERM AND TERMINATION

         14.01    Term.

                  14.01.1 Term of Agreement. When duly executed by all parties, this Agreement shall be effective retroactively to the Effective Date, and shall continue in full force and effect for the Research Program Term, unless terminated earlier as provided in this
         Article 14.

                  14.01.2 Extensions. ExxonMobil shall have the right to extend the Research Program Term, the Software License Term, the Tool Delivery Period, and the Combinatorial License Term for two (2) separate * extensions, as follows:

                           (a) ExxonMobil shall give written notice to Symyx on or before * if it desires to extend the Research Program Term through *, and the Software License Term, the Tool Delivery Period, and/or the Combinatorial License Term for an additional *. In the event ExxonMobil elects such extension(s) with the same or comparable scope as

* Confidential treatment requested
         provided in this Agreement, such elected periods will be extended for * on the terms and conditions set forth in this Agreement. In such event, the payment provisions in Sections 8.01 through 8.06, inclusive, shall be extended for such * period; provided, however, that the FTE rates in Sections 8.01 and 8.02 shall be adjusted to reflect any change in the cost of living in the period from the Effective Date through *. The cost of living adjustment shall be measured by *. In the event ExxonMobil desires to reduce the scope during such extension period, the parties shall discuss in good faith and mutually agree, no later than *, on the scope and corresponding changes required to the Agreement to reflect such reduction in scope.

                           (b) In the event the Agreement is extended as set forth in Section 14.01.2(a), ExxonMobil shall give written notice to Symyx on or before * if it desires to extend the Research Program Term through *, and the Software License Term, the Tool Delivery Period, and/or the Combinatorial License Term for *. In the event ExxonMobil elects such second extension(s) with the same or comparable scope as provided in this Agreement, such elected periods will be extended for * on the terms and conditions set forth in this Agreement. In such event, the payment provisions in Sections 8.01 through 8.06, inclusive, shall be extended for * period; provided, however, that the FTE rates in Sections 8.01 and 8.02 shall be adjusted to reflect any change in the cost of living in the period from the Effective Date through *. The cost of living adjustment shall be measured by *. In the event ExxonMobil desires to reduce the scope during such extension period, the parties shall discuss in good faith and mutually agree, no later than *, on the scope and corresponding changes required to the Agreement to reflect such reduction in scope.

         14.02 Nonperformance. In the event ExxonMobil believes that Symyx has breached this Agreement by (a) not using commercially reasonable efforts to conduct the Research Program, (b) not staffing the Research Program with qualified and experienced staff consistent with the quality and experience of the staff Symyx assigns to internal and Third Party research programs, or (c) not using commercially reasonable efforts to achieve Annual Program Goals or Key Program Goals, then ExxonMobil shall so notify Symyx, in writing, and Symyx shall have the option of adding personnel and other resources, at its own expense, to cure such breach within *. If Symyx does not cure such breach within this period, ExxonMobil shall have the right to terminate the Research Program with * notice. The above sentence shall not act as a limitation on any other rights or remedies available to ExxonMobil under applicable law.

         14.03 Evaluation of Effectiveness. No later than *, ExxonMobil will notify Symyx whether, in ExxonMobil's reasonable judgment, consistent with the written documentation generated during the normal course of this Agreement, Symyx has failed to achieve a preponderance of the Annual Program Goals for * of the Research Program. In such event, ExxonMobil shall have the right to (a) negotiate a mutually agreeable, narrower, more limited scope for the Research Program for the remainder of the Research Program Term (provided that neither party shall be obligated to agree to such a more limited scope) or (b) terminate the Research Program and the Combinatorial Chemistry license (as set forth in Article 6) on * notice to Symyx, provided that ExxonMobil's or its Designee's actions up to that point in time are not a

* Confidential treatment requested
substantial cause of Symyx' failure to achieve a preponderance of the Annual Program Goals for * of the Research Program. *

                  14.03.1 Wind-down Period. If ExxonMobil exercises its right under Section 14.03 to terminate the Research Program, during the * wind-down period, the resource allocation and payments shall be in accordance with this Agreement as set out prior to the termination notice, provided that (a) if Symyx is able to redeploy personnel without adverse financial consequences during * wind-down period, Symyx will not charge ExxonMobil for such redeployed personnel, (b) Symyx will not replace personnel lost through natural attrition, and (c) the parties will mutually agree on how to allocate resources during such * wind-down period, including reasonable efforts to focus on tool development and delivery during such * wind-down period.

                  14.03.2 Rights Following Termination. In the event this Agreement is terminated under Section 14.03, ExxonMobil shall have
         (a) the right to require Symyx during the * wind-down period to complete and deliver, subject to Section 7.04, all tools in progress and/or to develop and deliver Discovery Tools Systems based on existing prototypes developed during the Research Program, and payment therefor will be as set forth in Article 7; (b) all rights set forth in this Agreement with respect to research and development activities conducted through the termination date; (c) a paid up license, as set forth in
         Article 7, with respect to all Discovery Tools Systems delivered pursuant to this Agreement and accepted prior to the termination date or pursuant to (a) above; and (d) the right to continue the Software and Developer's Kit Software licenses pursuant to Article 5 and Section 14.01.2, and to continue to receive Software support services from the
         * FTEs described in Section 5.01, subject to the payment obligations of Sections 8.02 and 8.03.

                  14.03.3 Effect on Software License. In the event that the Research Program is terminated as provided in this Section 14.03, ExxonMobil may elect to either terminate or keep in force the Software License and the Developer's Kit Software License pursuant to
         Article 5 (together with the provisions of Sections 8.02 and 8.03). ExxonMobil shall notify Symyx of its election, in writing, at the same time it provides its termination notice pursuant to Section 14.03.

         14.04 Termination Due to Attrition. If, in any * period running from *, beginning on *, (a) * or more of the employees assigned to execute the Research Program (excluding Informatics implementation FTEs as set forth in Section 5.01) as of such * have resigned or are otherwise unavailable to execute the Program by the following *, and (b) Symyx has failed to achieve a preponderance of the Annual Program Goals for such * period (following the prior effectiveness evaluation), then ExxonMobil shall have the right to terminate the Research Program on * notice to Symyx, provided that ExxonMobil's or its Designee's actions up to that point in time are not a substantial cause in Symyx' failure to achieve a preponderance of the Annual Program Goals for such * period. * During such * wind-down period, the resource allocation and focus of Symyx' efforts shall be consistent with the description thereof in Section 14.03.1, and ExxonMobil's rights following any such termination shall be as set forth in Section 14.03.2.

* Confidential treatment requested

         14.05 Termination of Software License. ExxonMobil, at its sole option, may terminate the Software License, the Developer's Kit Software License, and associated Software support pursuant to Section 5.01 at the end of the * of the Software License Term upon * prior written notice to Symyx. If ExxonMobil exercises the foregoing right, then (a) no further payments shall be due under Sections 8.02 and 8.03, (b) Symyx shall refund to ExxonMobil advance payments, if any, made by ExxonMobil under Sections 8.02 and 8.03 which relate only to the terminated portion of the Software License Term, and (c) ExxonMobil and its Majority Owned Affiliates shall immediately discontinue all use of the Software, the Developer's Kit Software, and all Software Customizations, remove the Software, the Developer's Kit Software and all Software Customizations from all workstations, and deliver to Symyx all portions and copies of the Software, the Developer's Kit Software and any Software documentation provided by Symyx that may be in their possession (provided that the foregoing shall not affect the licenses granted pursuant to Section 7.06).

         14.06 Termination for Breach. Except as set forth in Section 14.02, either ExxonMobil or Symyx may terminate this Agreement in the event the other party materially breaches or defaults in the performance of any of its material obligations in this Agreement, and such default shall have continued for * after written notice of breach to the breaching party by the non-breaching party, provided that a breach with respect to the provisions of Section 4.06 shall not be deemed a material breach or default under this Section 14.06. Any termination shall become effective at the end of such * period unless the breaching party (or any other party on its behalf) has cured any such material breach or default prior to the expiration of the * period; provided, however, in the case of a failure to pay any undisputed amounts due hereunder, such default may not be the basis of termination unless the payment is not received within the calendar quarter in which it was due.

         14.07 Termination for Insolvency. Upon the occurrence of any one of the following:

                  (a) commencement by a party of a voluntary case seeking liquidation, reorganization or other relief under the Bankruptcy Reform Act of 1978, as amended ("Bankruptcy Code") or any bankruptcy, insolvency, or other similar law now or hereafter in effect:

                  (b) entry by a court of competent jurisdiction of an order, judgment, or decree adjudicating a party to be bankrupt or insolvent or of an order for relief against a party as a debtor in an involuntary case seeking reorganization, liquidation or similar relief under any present or future provision of the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect;

                  (c) making by a party of a general assignment for the benefit of such party's creditors;

                  (d) filing by a party of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such party in any proceeding of the nature described in Section 14.07(b);

* Confidential treatment requested

                  (e) making by a party of a request for, or granting of consent to or acquiescence by a party in, the appointment of a trustee, receiver or liquidator for such party or for all or any substantial part of such party's properties:

                  (f) failure of a party to obtain dismissal of an involuntary case seeking liquidation, reorganization or other relief against such party as debtor under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect within one hundred twenty (120) days after the commencement of such case;

                  (g) failure of a party to obtain a stay or vacatur of the appointment without the party's consent or acquiescence of a trustee, receiver or liquidator for such party or for all or any substantial part of such party's properties within ninety (90) days after such appointment;

                  (h) failure of a party to obtain vacatur of an appointment referred to in Section 14.07(g) as to such party or such party's properties within ninety (90) days after the expiration of any stay of such appointment; or

                  (i) admission by a party in writing that such party is unable to pay such party's debts generally as they become due or is otherwise insolvent;

then any of the other parties may terminate this Agreement upon thirty (30) days prior written notice to each other party.

         14.08    Symyx Tech Fundamental Change.

                  (a) ExxonMobil shall have the unilateral right to terminate this Agreement upon * written notice to Symyx in the event any one (1) of the following occurs:

                           (i) any Third Party acquires a controlling interest (right to command or replace management) in Symyx Tech during the Research Program Term, and such Third Party or any of its majority controlled affiliates has operations that are *; or

                           (ii) if Symyx Tech exits, substantially reduces, or phases-out over a period of time from chemicals research, which change is viewed by ExxonMobil as harmful to the collaboration with Symyx; or

                           (iii) if Symyx is prevented from performing a significant portion of the Research Program duties due to *.

                  (b) Symyx will notify ExxonMobil promptly upon the occurrence of any event in Section 14.08(a).

                  (c) In the event of a termination by ExxonMobil pursuant to this Section 14.08:

* Confidential treatment requested

                           (i) ExxonMobil shall have full access and rights to all Program Technology and other work product developed prior to such termination as set forth in this Agreement;

                           (ii) the Software licenses pursuant to Article 5 and the Combinatorial Chemistry licenses pursuant to Article 6 shall remain in full force and effect through May 31, 2008 without any further payment obligation on the part of ExxonMobil subsequent to the termination date and without any obligation on the part of Symyx to provide Upgrades;

                           (iii) the cumulative royalty cap specified in Section
         8.07.6 shall be reduced to *, except the Uncapped Royalty Project (which will remain unchanged);

                           (iv) prior to *, to minimize claims of improper use of Confidential Information of ExxonMobil and its Affiliates, Symyx will not undertake any research activities, either by itself or with a Third Party, within the scope of the Research Projects that were active at the time of termination (provided that nothing herein shall imply any right for Symyx to use Program Technology or Exxon Mobil Background Technology on or after *); and

                           (v) Symyx shall have no right to use Program
         Technology for any purpose in the ExxonMobil Exclusive Fields.

         14.09    Effect of Termination.

                  14.09.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release either ExxonMobil or Symyx from any liability or obligation that, at the time of such termination, already accrued to the other party or which is attributable to a period prior to such termination nor preclude either ExxonMobil or Symyx from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. Termination of this Agreement for any reason shall not affect or impair any rights and licenses granted pursuant to Article 4 or any obligations undertaken pursuant to Article 11 or any * Workflow exclusivity pursuant to Exhibit H and shall not release ExxonMobil from any liability or obligation to make payments pursuant to Section 8.07 or 8.08, except as expressly provided in this Agreement.

                  14.09.2 Return of Confidential Information. Except as necessary in connection with exercising the accrued rights pursuant to Section 14.09.1, upon any termination pursuant to Sections 14.02, 14.03, 14.04, 14.06, 14.07, and 14.08, at the request of the Discloser,
         ExxonMobil and Symyx shall promptly return to the other all Confidential Information received from the other party or its Affiliates which relates to the terminated portion of this Agreement (except one (1) copy of which may be retained in the secure files of the retaining party's Law Department for archival purposes and ensuring compliance with the provisions of this Agreement).

* Confidential treatment requested

         14.10 Right of ExxonMobil to Terminate. In addition to the other rights contained in this Article 14, ExxonMobil shall also have the right, at its sole discretion, to terminate this Agreement effective on *, and any anniversary thereafter ("Termination Date") by providing at least * prior written notice to Symyx, subject to the provisions of this Section 14.10, and provided ExxonMobil makes a payment of * to Symyx on or before the Termination Date.

                  14.10.1 Wind-down Period. In the event this Agreement is terminated under Section 14.10, during the * period prior to the Termination Date, the resource allocation and payments shall be in accordance with this Agreement as set out prior to the termination notice, provided, however, that (a) if Symyx is able to redeploy personnel without adverse financial consequences during such * wind-down period, Symyx will not charge ExxonMobil for such redeployed personnel, (b) Symyx will not replace personnel lost through natural attrition, and (c) the parties will mutually agree on how to allocate resources during such * wind-down period, including reasonable efforts to focus on tool development and delivery during such * wind-down period.

                  14.10.2 Rights Following Termination. In the event this Agreement is terminated under Section 14.10, ExxonMobil shall have: (a) the right to require Symyx during the * wind-down period to complete and deliver, subject to Section 7.04, all tools in progress and/or to develop and deliver Discovery Tools Systems based on existing prototypes developed during the Research Program, and payment therefor will be as set forth in Article 7; (b) all rights set forth in this Agreement with respect to research and development activities conducted through the Termination Date; (c) a paid up license, as set forth in
         Article 7, with respect to all Discovery Tools Systems delivered pursuant to this Agreement and accepted prior to the Termination Date or pursuant to Section 14.10.2(a); (d) the Software and Developer's Kit Software licenses (limited to * named users) pursuant to Article 5 for
         * after the Termination Date; and (e) an extension of the Combinatorial License Term for a period of * after the Termination Date. Following such * period, ExxonMobil shall have the right to: (i) extend the Software License Term (limited to * named users), subject to payment to Symyx of *, payable as provided in Section 8.03, and subject to the provisions of Exhibit N, and (ii) extend the Combinatorial License Term as set forth in Section 6.04.

                  14.10.3 Restrictions Following Termination. In the event this Agreement is terminated under Section 14.10, (a) the exclusivity provisions with respect to Discovery Tools Systems as set forth in Section 7.05 shall terminate as of the Termination Date; and
         (b) after providing notice of termination pursuant to this Section 14.10, ExxonMobil and its Designees shall not *.

         14.11    Survival. Sections 2.06, 2.07, 2.11, 2.13, 8.04, 8.07, 8.08,
8.09, 8.10 and 12.03(i), and Articles 4, 9, 10, 11, 13, 14 and 15 of this
Agreement shall survive the expiration or termination of this Agreement for any reason. The provisions of Article 5 shall survive for as long as the Software licenses set forth therein continue under this Agreement; at such time as such Software licenses expire or are terminated under this Agreement, Sections 5.06, 5.07(b), 5.07(c), and 5.09 shall survive such expiration or termination. The provisions of Article 6 shall

* Confidential treatment requested
survive for the duration of the Combinatorial License Term; at such time as such Combinatorial License Term expires or is terminated under this Agreement,
Section 6.03 shall survive such expiration or termination. The provisions of
Article 7 shall survive for the duration of the Tool Delivery Period; at such time as such Tool Delivery Period expires or is terminated under this Agreement, Sections 7.05, 7.06, 7.07, 7.08, 7.09, 7.10, 7.11, 7.12, 7.13, 7.14 and 7.15
shall survive such expiration or termination.

                                   ARTICLE 15
                                  MISCELLANEOUS

         15.01 Governing Laws. This Agreement will be governed by and construed in accordance with the laws of the State of New York, excluding reference to the conflicts of law principles of the State of New York.

         15.02    Limitation of Liability. *

         15.03 No Implied License. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel, or otherwise.

         15.04 Waiver; Modification. Any waiver of any right or default hereunder will be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver or modification of this Agreement or of any provision hereof will be effective unless in writing and signed by the party against whom such waiver or modification is sought to be enforced.

         15.05 Assignment. Neither ExxonMobil nor Symyx shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other; provided, however, that subject to the restrictions in
Section 14.08, ExxonMobil or Symyx may assign this Agreement without such consent in connection with a sale of all or substantially all of the business or assets of the assigning party, whether by merger, reorganization, acquisition, sale or otherwise. In addition, ExxonMobil may assign its interest in this Agreement or any rights or obligations hereunder to any Majority Owned Affiliate without the prior written consent of Symyx, provided that ExxonMobil shall remain responsible for performance of all obligations of the assignee hereunder. Any attempted or purported assignment without such required consent will be void. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective permitted successors and assigns.

         15.06 Relationship of Parties. ExxonMobil and Symyx do not intend to create a partnership, association, or joint research and development arrangement by entering into and performing this Agreement. The duties, obligations and liabilities of ExxonMobil and Symyx are intended to be separate and not joint or collective and nothing contained in this Agreement will be construed to create a partnership or association or to impose a partnership duty, obligation, or liability with respect to ExxonMobil or Symyx.

* Confidential treatment requested

         15.07 Representation by Legal Counsel. ExxonMobil and Symyx were represented by legal counsel in connection with this Agreement and acknowledge that they participated in the drafting of this Agreement. In interpreting and applying the terms and provisions of this Agreement, no presumption shall exist or be implied against the party that initially drafted such terms and provisions.

         15.08 Duty to Negotiate. Any good faith duty to negotiate contained in this Agreement shall in no way obligate the parties to reach mutual agreement and no liability shall result from any failure to reach agreement.

         15.09 Affiliates. ExxonMobil may, at its sole discretion, fulfill some or all of its obligations by or through its Affiliates. ExxonMobil may grant sublicenses under the Program Technology to its Affiliates as set forth in and subject to the terms and conditions of this Agreement. ExxonMobil shall remain responsible for the performance by its Affiliates of all applicable obligations under this Agreement.

         15.10 Compliance with Laws. In exercising their rights and obligations contained in this Agreement, each party shall fully comply with the requirements of any and all applicable laws, regulations, rules, and orders of any governmental body having jurisdiction over activities conducted pursuant to this Agreement including all relevant federal, state or local safety, environment, and health laws, rules, regulations, or orders. ExxonMobil and Symyx shall reasonably cooperate with one another with respect to providing information necessary in support of tax filings.

         15.11 Export Control Regulations. Each party hereto ("Recipient") acknowledges that the technology, software, services, or commodities provided by the other ("Discloser") or the Discloser's Affiliates may be subject to laws or regulations restricting their export, reexport, transfer, or release to certain governments, legal entities, or individuals and/or to certain destinations, including those laws and regulations administered by the U.S. Department of Commerce (Bureau of Industry and Security) and the U.S. Department of the Treasury (Office of Foreign Assets Control).

                  With respect to any export, reexport, transfer, or release otherwise permitted under this Agreement to persons within Recipient or its Affiliates, or to unrelated Third Parties, of (a) such technology, software, services, or commodities; or (b) the direct product of any such technology; or
(c) any product that Recipient creates with U.S.-origin content that is supplied by Discloser or its Affiliates; or (d) any technology that Recipient creates that is based upon or commingled with technology provided by Discloser or its Affiliates, Recipient shall comply with all applicable U.S. government requirements, including export and reexport controls expressed in the U.S. Export Administration Regulations, prohibitions on transactions with or transfers to the governments of, parties located in or operated from, or nationals of countries subject to comprehensive U.S. sanctions (currently, Cuba, Iran, Iraq, Libya, and Sudan), and prohibitions on transactions with or transfers to entities or individuals identified on the U.S. government's List of Specially Designated Nationals and Blocked Persons (Treasury Department) and Denied Persons List and Entity List (Commerce Department).

         15.12 Sections and Headings. The various headings contained in this Agreement are for convenience of reference only and are not intended to define, limit, expand, or describe the scope or intent of any clause or provision of this Agreement.

         15.13 Correspondence. Correspondence relative to this Agreement shall be addressed as set forth below (or as updated by either party upon written notice). Any notice required or permitted by this Agreement (a) must be in writing, (b) must be sent by facsimile, by recognized commercial overnight courier, or mailed by United States registered or certified mail with signature upon delivery, and (c) shall be effective upon receipt.

         If to Symyx Tech:

         Symyx Technologies, Inc.
         3100 Central Expressway
         Santa Clara, CA 95051
         Attention: President

         Fax: (408) 748-0175

         With a copy to:
         Vice President, Alliances and Legal
         Affairs

         If to Symyx DTools:

         Symyx Discovery Tools, Inc.
         3100 Central Expressway
         Santa Clara, CA 95051
         Attention: President

         Fax: (408) 748-0175
         With a copy to: Treasurer

         If to ExxonMobil:

         ExxonMobil Research and Engineering Co.
         1545 Route 22 East
         Annandale, NJ 08801
         Attention: Vice President - R & D

         Fax: (908) 730-3779
         With a copy to: Chief Attorney

         15.14 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend this Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

         15.15 Force Majeure. In the event that either ExxonMobil or Symyx is unable to perform any of its material obligations under this Agreement because of any event beyond the control of the affected party including, but not limited to, natural disaster, acts of God, acts of war or terrorism, extreme weather, fire, or other natural calamity, epidemics, labor disputes or shortages of labor, embargoes, inability to secure necessary parts or raw materials, a failure of a party's suppliers to perform due to any of the foregoing, expropriation or other actions or decrees of governmental bodies ("Force Majeure Event"), the party who has been so affected shall promptly give written notice to the other parties and shall use reasonable efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement related to or affected by the Force Majeure Event shall be immediately suspended for the duration of such Force Majeure Event. In the event the Force Majeure Event is not cured within * after notice, the other party may terminate this Agreement as to the matters relating to the Force Majeure Event.

         15.16 Complete Agreement. (a) This Agreement, with its Exhibits, constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Symyx and ExxonMobil. In the event of a conflict between the terms and conditions of Articles 1 through 15 of this Agreement and those of its Exhibits, the former shall govern.

                  (b) Except as expressly provided in Section 2.01.3, all prior agreements between Symyx and ExxonMobil or EMCC shall remain in full force and effect; provided, however, that (i) if any such prior agreement and this Agreement both contain a specific provision directed to a particular issue, the provision most favorable to ExxonMobil, as determined by ExxonMobil, shall govern, (ii) the provisions directed to *, as contained in the Sale and License Agreement between Symyx Tech and EMCC entered into as of September 29, 2000, as amended, and the Development Agreement between Symyx Tech and EMCC entered into as of September 29, 2000, as amended, shall not be subject to (i) of this
Section 15.16(b), and (3) the provisions of Section 7.07 of this Agreement shall be applicable to the Discovery Tools System subject to the agreements referred to in (ii) of this Section 15.16(b).

* Confidential treatment requested

         15.17    Dispute Resolution.

                  15.17.1 Negotiation. In the event that any dispute arising out of or related to this Agreement is not resolved by the Executive Committee, the parties shall make a good faith attempt to resolve such dispute through negotiation. Within * after ExxonMobil or Symyx gives written notice of a dispute to the other parties, the parties shall discuss and make a good faith attempt to resolve such dispute.

                  15.17.2 Arbitration. Any dispute arising out of or related to this Agreement that has not been resolved by negotiation within * after a notice of dispute under Section 15.17.1 shall be finally resolved by binding arbitration, conducted in accordance with the procedures set forth in Exhibit S.

                  15.17.3           Injunctive Relief. No provision in this
         Section 15.17 shall prevent any party from approaching any court having competent jurisdiction to seek injunctive relief in case of urgency to prevent disclosure of Confidential Information.

         15.18 Sub-Contractors. Symyx may subcontract any of its manufacturing obligations to any Third Party provided Symyx remains responsible under the terms hereof at all times for the performance of its subcontractors. Symyx shall notify ExxonMobil, in writing, prior to the use of any subcontractor under this Agreement performing research and development activities in areas relevant to ExxonMobil's operations. ExxonMobil shall have the right to reject the use of subcontractors within * after notice. To the extent allowed by Symyx' agreements with its subcontractors, ExxonMobil's audit rights set forth in
Section 9.04 shall extend to Symyx' sub-contractors. ExxonMobil may withhold its consent to use a subcontractor until such audit rights are obtained from the subcontractor.

         15.19 Independent Contractor. Symyx will perform the research and development activities hereunder as an independent contractor. The methods and details of performing such activities shall be under Symyx' direction and control. Symyx will keep ExxonMobil's designated representatives advised as to the status of all major work conducted hereunder and will permit persons designated by ExxonMobil to be present as observers for tests, inspections and other work conducted hereunder. ExxonMobil will provide reasonable notice to Symyx that such observers will be present. Nothing contained in this Agreement shall be construed to (a) give ExxonMobil the power to direct or control the day-to-day activities of Symyx or (b) constitute the parties as partners, joint venturers, franchisees, co-owners or otherwise as participants in a joint or common undertaking for any purpose.

         15.20 Special Agreement Persons. Symyx shall be responsible for any and all employee benefits to be provided for its employees. Symyx shall advise its employees that none of its employees shall be entitled to participate in or receive benefits from any employee benefit plan sponsored by ExxonMobil as a result of performing services under this Agreement. Individuals performing activities for ExxonMobil under this Agreement shall be considered "special agreement persons" who are specifically excluded from coverage under the terms of the Benefit Plan of Exxon Mobil Corporation and Participating Affiliates and shall not be considered

* Confidential treatment requested

"regular employees" or "non-regular employees" of Exxon Mobil Corporation or any of its Affiliates for purposes of plan participation.

         15.21 Business Standards. Symyx shall establish and maintain precautions to prevent its employees, agents or representatives from making, receiving, providing, or offering substantial gifts, entertainment, payments, loans, or other consideration to employees, agents, or representatives of ExxonMobil for the purpose of influencing those persons to act contrary to the best interests of ExxonMobil. This obligation shall apply to the activities of the employees of Symyx in their relations with the employees of ExxonMobil and their families and/or Third Parties arising from the Agreement. ExxonMobil shall establish and maintain precautions to prevent its employees, agents or representatives from making, receiving, providing, or offering substantial gifts, entertainment, payments, loans, or other consideration to employees, agents, or representatives of Symyx for the purpose of influencing those persons to act contrary to the best interests of Symyx. This obligation shall apply to the activities of the employees of ExxonMobil in their relations with the employees of Symyx and their families and/or Third Parties arising from the Agreement.

         15.22 Accuracy of Records. All financial settlements, billings, and reports rendered to ExxonMobil by Symyx or to Symyx by ExxonMobil shall reflect properly the facts about all activities and transactions, which data may be relied upon as being complete and accurate in any further recordings and reportings made by ExxonMobil or Symyx, as applicable, for whatever purpose.

         15.23 Notice of Non-Compliance. Symyx and ExxonMobil shall notify the other promptly upon discovery of any instance where such party fails to comply with Section 15.10, 15.21 or 15.22. If Symyx discovers or is advised of any errors or exceptions related to its invoicing to ExxonMobil, Symyx and ExxonMobil will together review the nature of the errors or exceptions, and Symyx will, if appropriate, promptly adjust the relevant invoice(s) or refund overpayments.

         15.24 Drug and Alcohol Policy and Workplace Harassment Policy. Symyx shall comply with the requirements contained in Exhibit T and Exhibit W.

         15.25 Trademarks and Publicity. Symyx and its Affiliates shall not, without the express prior written consent of ExxonMobil (a) use the name or any tradename or trademark of Exxon Mobil Corporation or any of its Affiliates (unless expressly authorized by such Affiliate) in any advertising or communications to the public in any format or make any public statements from which such name can be inferred; or (b) make publicity releases or announcements regarding this Agreement, except pursuant to Section 11.03. ExxonMobil and its Affiliates shall not, without the express prior written consent of Symyx (a) use the name or any tradename or trademark of Symyx or any of its Affiliates in any advertising or communications to the public in any format or make any public statements from which such name can be inferred; or (b) make publicity releases or announcements regarding this Agreement, except pursuant to Section 11.03. Notwithstanding the foregoing, the parties shall agree upon a press release to announce the execution of this Agreement, and Symyx and ExxonMobil may each thereafter disclose to Third

Parties the information contained in such press release without the need for further approval by the other.

         15.26 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

         15.27    EMCC Consent to Supersede and Terminate the CRDLA. Subject to
Section 2.01.3, EMCC hereby agrees that (a) this Agreement shall supersede the CRDLA as set forth herein and (b) the CRDLA is terminated as of the Effective Date.

ExxonMobil Chemical Company,
a division of Exxon Mobil Corporation

By:_________________________________

Title:_____________________________

Date:_______________________________

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

SYMYX TECHNOLOGIES, INC.                        SYMYX DISCOVERY TOOLS, INC.

By:_________________________________            By:___________________________

Title:______________________________            Title:________________________

Date:_______________________________            Date:_________________________

EXXONMOBIL RESEARCH AND ENGINEERING COMPANY

By:_________________________________

Title:_____________________________

Date:_______________________________

                                    EXHIBIT A

                                   DEFINITIONS

         1. "ADDED VALUE" shall have the meaning set forth in Exhibit L.

         2. "ADVISORY COMMITTEE" shall have the meaning set forth in Section
3.06.

         3. (a) "AFFILIATE" shall mean, with respect to Symyx, any entity controlled by, controlling, or under common control with Symyx. For purposes of this Agreement, direct or indirect beneficial ownership of * or more of the stock entitled to vote in the election of directors or, if there is no such stock, * or more of the ownership interest in such entity shall be deemed to constitute control, but such individual or entity shall be deemed to be an Affiliate only so long as such control exists.

            (b) "AFFILIATE" shall mean, with respect to ExxonMobil, Exxon Mobil Corporation and any successor in interest, any Business which at the time in question Controls Exxon Mobil Corporation ("Parent"), and/or any Business which Exxon Mobil Corporation or Parent at the time in question directly or indirectly Controls. "Business" means any corporation, partnership, limited liability company, association, venture, or other form of entity. "Control" means the direct or indirect ownership or holding of stock, shares, interests, indicia of equity, or voting or other rights entitled (i) to vote for the election of at least * of the directors or their functional equivalents of the Business and/or
(ii) to establish, direct, or command management of the Business. For purposes of this definition, * shall be deemed to be an Affiliate of ExxonMobil, but only for so long as Exxon Mobil Corporation's direct or indirect equity interest in * is at least as great as on the Effective Date of this Agreement.

            (c) "MAJORITY OWNED AFFILIATE" shall mean, with respect to ExxonMobil, (i) Exxon Mobil Corporation (including all divisions thereof), (ii) Parent, and (iii) any Business as to which Exxon Mobil Corporation or Parent, at the time in question, has direct or indirect beneficial ownership of greater than * of the stock entitled to vote in the election of directors or, if there is no such stock, greater than * of the ownership interest in such Business.

            (d) "DESIGNEE" shall mean an Affiliate (i) to which ExxonMobil has assigned or extended rights as permitted in this Agreement and (ii) which has been designated by ExxonMobil to act pursuant to a particular provision[s] of this Agreement.

         4. "ANNUAL PROGRAM GOALS" shall have the meaning set forth in Section 1.04.

         5. "BACKGROUND TECHNOLOGY" shall mean ExxonMobil Background Technology and Symyx Background Technology.

                  5.01 "EXXONMOBIL BACKGROUND TECHNOLOGY" shall mean all information and Materials, and all intellectual property rights related thereto, which are (a) owned or controlled by ExxonMobil or its Affiliates as of * or (b) developed or acquired by or on

* Confidential treatment requested
         behalf of ExxonMobil or its Affiliates after * and without the use of Symyx Confidential Information, Symyx Background Technology, or Unpublished Program Technology.

                  5.02 "SYMYX BACKGROUND TECHNOLOGY" shall mean all information and Materials, and all intellectual property rights related thereto, which are (a) owned or controlled by Symyx or its Affiliates as of * or (b) developed or acquired by or on behalf of Symyx or its Affiliates after * and without the use of ExxonMobil Confidential Information, ExxonMobil Background Technology, or Unpublished Program Technology.

         6. "COMBINATORIAL CHEMISTRY" shall mean techniques, methodologies, instrumentation, or software directed to the simultaneous, parallel, or rapid serial Laboratory Scale: (a) synthesis, (b) processing, (c) analysis, or (d) characterization of more than * Materials. "Laboratory Scale" as used in this Agreement shall mean activities not involving production of greater than * per day of such Materials.

                  6.01 "COMBINATORIAL CHEMISTRY TECHNOLOGY" shall mean Combinatorial Chemistry Know-How and Combinatorial Chemistry Patent Rights, in each case developed in conducting the research and development activities under this Agreement.

                           6.01.1 "COMBINATORIAL CHEMISTRY KNOW-HOW" shall mean Combinatorial Chemistry inventions, information, techniques, methodologies, instrumentation, software, data, or equipment, excluding any inventions claimed in the Combinatorial Chemistry Patent Rights.

                           6.01.2 "COMBINATORIAL CHEMISTRY PATENT RIGHTS" shall mean (a) U.S. and foreign patent applications to the extent they claim any Combinatorial Chemistry inventions or discoveries, (b) all divisions, substitutions, continuations, continuation-in-part applications, reissues, re-examinations, and term extensions of (a) above and (c) patents, utility models, or similar grants of rights issuing from (a) or (b) above.

                           6.01.3 Notwithstanding the foregoing, Combinatorial Chemistry Technology shall not include:

                                    (i)      techniques, methodologies,
                           instrumentation, software, or other information or Materials in the public domain; or

                                    (ii)     techniques, methodologies,
                           instrumentation, software, or other information or Materials already known to ExxonMobil or its Affiliates as of *, as evidenced by written records or other competent evidence; or

                                    (iii)    work product (including all related
                           intellectual property rights) of ExxonMobil and ExxonMobil Affiliate personnel or contractors developed outside of conducting the research and development activities under this Agreement and without utilizing Symyx Confidential Information; or

* Confidential treatment requested

                                    (iv)     results of the use of Combinatorial
                           Chemistry performed under this Agreement, the Interim Alliance Agreement, the Interim Agreement, and the CRDLA, including without limitation, Materials, the right to make or have made Materials on a non-simultaneous, non-parallel, or non-rapid serial Laboratory Scale, the right to use and sell Materials, the right to make, have made, use, and sell equipment to manufacture Materials on a non-Laboratory Scale basis, process technology on a non-Laboratory Scale basis, and recipes or portions thereof for Materials synthesis; or

                                    (v)      techniques, methodologies,
                           instrumentation, software, or other information or Materials obtained by ExxonMobil or its Affiliates from a Third Party as a matter of right without an obligation of confidentiality or restriction on use.

         7. "COMBINATORIAL LICENSE TERM" shall have the meaning set forth in
Section 6.01.

         8. "CONFIDENTIAL INFORMATION" shall mean any information disclosed by one party or its Affiliates to the other party or its Affiliates or their representatives in connection with this Agreement which is in written, graphic, machine readable, or other tangible form and which is marked "Confidential" or "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information shall also include information that is disclosed orally or by observation, provided that such information is identified as confidential at the time of disclosure and confirmed in writing as confidential within thirty
(30) days after such disclosure. Data and information generated in the Research Program from ExxonMobil Proprietary Materials shall be ExxonMobil Confidential Information.

         9. *

         10. "CRDLA" shall mean the Collaborative Research, Development and License Agreement between EMCC and Symyx Tech effective as of September 1, 2001 (Law 2001-2195), as amended by Amendment No. 1 to Collaborative Research, Development and License Agreement effective as of May 15, 2002 and by Amendment No. 2 to Collaborative Research, Development and License Agreement effective as of June 30, 2003.

         11. "DEVELOPER'S KIT SOFTWARE" shall mean machine readable, object code versions, provided to ExxonMobil and its Majority Owned Affiliates pursuant to
Article 5, of Symyx Library Studio(R) software, Developer's Version, and Symyx Impressionist(R) software, Developer's Version, and related documentation.

         12. "DISCOVERY TOOLS(R)SYSTEM" shall mean a system of hardware and related software for Combinatorial Chemistry, which system has been developed and hardened in the sense of being ready for commercialization by Symyx.

         13. "EFFECTIVE DATE" shall mean April 1, 2003.

* Confidential treatment requested

         14. "EMCC" shall mean ExxonMobil Chemical Company, a division of Exxon Mobil Corporation.

         15. "EXECUTIVE COMMITTEE" shall have the meaning set forth in Section 3.07.

         16. "EXXONMOBIL" shall mean ExxonMobil Research and Engineering
Company.

         17. "EXXONMOBIL BUSINESS AREAS" shall mean*.

         18. "EXXONMOBIL DTOOL IMPROVEMENTS" shall mean any and all improvements, enhancements, changes, or modifications to a Discovery Tools System that ExxonMobil or its Affiliates conceive, reduce to practice, or otherwise develop, but shall not refer to techniques or technology (a) which are developed by ExxonMobil or its Affiliates independent of Symyx Confidential Information, but used in connection with such Discovery Tools System, and (b) which do not involve a direct modification of or to the Discovery Tools System.

         19. "EXXONMOBIL EXCLUSIVE FIELDS" shall mean*.

         20. "EXXONMOBIL'S INTERNAL ACTIVITIES" shall mean all research, development and commercialization (including research and development in support of licensing) activities of ExxonMobil or its Majority Owned Affiliates (including activities of employees of ExxonMobil or Majority Owned Affiliates that are seconded to an Affiliate or joint venture), and includes joint research, development or commercialization activities undertaken by ExxonMobil or its Majority Owned Affiliates with Third Parties or Affiliates, each as consistent with the usual and customary business practices of ExxonMobil or its Majority Owned Affiliates (including if ExxonMobil or a Majority Owned Affiliate is reimbursed or paid for such work), but shall exclude research, development or commercialization activities performed on behalf of Third Parties (other than joint activities described above).

         21. "FTE" shall mean a full-time employee or contractor dedicated to the conduct of the Research Program or the Software Deployment Plan (all technical personnel, including scientists, engineers, technicians and Informatics personnel), or, in the case of less than full-time dedication, a full-time equivalent person-year, based on a total of *, of work on or directly related to the Research Program or the Software Deployment Plan. Non-technical support personnel (e.g. secretarial, legal, patent, business development, human resources, finance, purchasing, shipping and receiving, food service) are included in the FTE rate, and will not be deemed FTEs.

         22. "GENERALLY ACQUIRED SKILLS" shall mean general skills acquired by employees of a party or its Affiliates working on the Research Program, but shall not include (a) Program Patents, (b) Novel Materials, (c) Novel Process Technology, or (d) information, results, or analysis generated in or by the Research Program contained in a documented report with respect to the Research Program. Further, with respect to a given party and its Affiliates, Generally Acquired Skills shall not include Confidential Information or Background Information of any other party to this Agreement or its Affiliates.

* Confidential treatment requested

         23. "-*

         24. "*

         25. "INCREMENTAL ADD-ON" shall mean hardware and/or software added to an existing Discovery Tools System for the purpose of enhancing the utility and/or functionality of such system, but without significantly altering the overall capability of such system.

         26. "INDEPENDENT RESEARCH" shall mean research done by, or on behalf of, a party or an Affiliate of a party outside of the Research Program, entirely without the use of Confidential Information or non-public Background Technology of any other party to this Agreement or its Affiliates and without the use of Unpublished Program Technology.

         27. "INFORMATICS" shall mean integrated software for use in the management of research and development data, including without limitation, software for design of experiments, lab automation, data capture, data storage, data integration, data retrieval, data visualization, and data analysis.

         28. "INTERIM AGREEMENT" shall mean, collectively, the Interim Research and Development Agreement effective as of November 15, 2000 between EMCC and Symyx Tech, as amended by Amendment No. 1 to Interim Research and Development Agreement entered into effective as of the 1st day of January, 2001, and Amendment No. 2 to Interim Research and Development Agreement entered into effective as of the 1st day of May, 2001.

         29. "INTERIM ALLIANCE AGREEMENT" shall mean the Interim Alliance, Technology Transfer, and License Agreement effective April 1, 2003 between EMCC, ExxonMobil, Symyx Tech, and Symyx DTools.

         30. "KEY PROGRAM GOALS" shall have the meaning set forth in Section
1.03.

         31. "LIBOR" shall mean the one (1) month London Interbank Offered Rate for U.S. dollars, as published by the "Financial Times" on the day payment was due.

         32. "LICENSEE" shall mean, with respect to a particular Material and/or Product, a Third Party to whom ExxonMobil or its Affiliate has granted a license or sublicense to make, have made, use and/or sell such Material and/or Product.

         33. "MANUFACTURING COSTS" shall mean

                  33.01 *

         34. "MATERIAL" shall mean*

                  34.01 "AGREEMENT MATERIAL" shall mean any Lead Material or Derivative Material.

* Confidential treatment requested

                  34.02 "DERIVATIVE MATERIAL" shall mean any Material that is made by or under authority of ExxonMobil or an ExxonMobil Affiliate (but not by Symyx) subsequent to the synthesis or identification of a Lead Material if:

                           (i) it is prepared from a chemical or physical
                  modification of the Lead Material; or

                           (ii) it is prepared utilizing a synthesis recipe that
                  is documented in the Research Project from which the Lead Material resulted, or a modification thereof, and the Material that results was prepared with the intent of preparing an improved Lead Material for the same use; or

                           (iii) it is within the scope of the claims of a
                  Program Patent for the Lead Material; or

                           (iv) it is a Material that is prepared from another
                  Derivative Material.

         Notwithstanding the above, no Material will be deemed to be a Derivative Material if it resulted from Independent Research or if prepared * after the confirmation of the Lead Material to which it corresponds, such confirmation to be effected in accordance with Exhibit F hereto, unless such Derivative Material is included within
         (i) through (iv) during such *. Derivative Materials shall only become subject to the royalty obligations set forth in this Agreement following selection of a Research Project as a Royalty-Bearing Project in which the corresponding Lead Material was identified, and then, only to the extent that they are utilized within the scope of the Royalty-Bearing Project for the corresponding Lead Material. Once Symyx has selected all * Royalty-Bearing Projects, Derivative Materials with royalty-bearing obligations shall be limited to only those Derivative Materials that correspond to Lead Materials in the *. Following expiration of the time period set forth in 8.07.9, Derivative Materials with royalty-bearing obligations shall be limited to only those Derivative Materials that correspond to Lead Materials in the * Royalty-Bearing Projects*.

                  34.03 "EXXONMOBIL PROPRIETARY MATERIAL" shall mean any Material that is (a) (i) supplied by ExxonMobil or an ExxonMobil Affiliate for use in the Research Program or (ii) synthesized or prepared by Symyx for use in the Research Program pursuant to a recipe provided to Symyx by ExxonMobil or an ExxonMobil Affiliate where ExxonMobil or an ExxonMobil Affiliate previously has synthesized such Material pursuant to such recipe and performed basic characterization of such Material (as would be performed by one skilled in the art), and
         (b) within the scope of one or more claims of a valid, enforceable patent or patent application or is a trade secret owned or controlled by ExxonMobil or an ExxonMobil Affiliate or under which ExxonMobil or an ExxonMobil Affiliate is licensed by a Third Party. Any Material whose starting point was an ExxonMobil Proprietary Material shall remain an ExxonMobil Proprietary Material unless it is modified to become a Novel Material. An ExxonMobil Proprietary Material can be a Lead Material only within the ExxonMobil Exclusive Field for which it was tested and confirmed as a Lead Material in the Research Program.

* Confidential treatment requested

                           Although a Material may not be supplied by ExxonMobil or an ExxonMobil Affiliate to Symyx for use in the Research Plan, it is possible that Symyx Tech, as a result of conducting the Research Program with ExxonMobil, may nonetheless synthesize a Material that is
         (i) within the scope of one or more claims of a valid, enforceable patent or patent application owned or controlled by ExxonMobil or an ExxonMobil Affiliate, or (ii) a trade secret owned or controlled by ExxonMobil or an ExxonMobil Affiliate or under which ExxonMobil or an ExxonMobil Affiliate is licensed by a Third Party. In such event, such Material shall be treated as an ExxonMobil Proprietary Material under this Agreement with respect to activities taking place after the point in time that ExxonMobil or an ExxonMobil Affiliate notifies Symyx that such Material is an ExxonMobil Proprietary Material. Such Material shall not be treated as an ExxonMobil Proprietary Material for all purposes under this Agreement with respect to activities taking place prior to such notification. However, if Symyx has knowingly produced Materials based on a valid, enforceable patent owned or controlled by ExxonMobil or an ExxonMobil Affiliate and claiming an ExxonMobil Proprietary Material, such produced Materials shall be considered ExxonMobil Proprietary Materials at the time such Materials are first produced in the Research Program.

                  34.04 "LEAD MATERIAL" shall mean any Material (including a Novel Material) synthesized or identified within the Research Program and which meets the specific physical, chemical and/or catalytic properties initially established in the Research Plan, or as modified by the Advisory Committee pursuant to Article 3, for identifying a Lead Material. The procedure for confirming a Lead Material is set forth in Exhibit F hereto. Any Material that is synthesized or identified (including an ExxonMobil Proprietary Material) in an active Research Project and transferred or made known by Symyx to ExxonMobil or an ExxonMobil Affiliate and subsequently commercialized by or under authority of ExxonMobil or its Affiliates in the Research Project for which it was identified shall be deemed a Lead Material.

                  34.05 "NOVEL MATERIAL" shall mean a Material that is (a) first synthesized or prepared in the Research Program [except where (i) ExxonMobil or an ExxonMobil Affiliate provides Symyx with the recipe for synthesizing or preparing such Material as set forth in definition of "ExxonMobil Proprietary Material" above and (ii) ExxonMobil or an ExxonMobil Affiliate has performed basic characterization of such Material as would be performed by one skilled in the art], and is (b) patented, as determined by the United States Patent and Trademark Office, together with methods of manufacturing the same. For the purposes of this Agreement, Public Domain Materials are not Novel Materials, unless a Public Domain Material is modified in the Research Program so as to become a Novel Material. In the event that a Program Patent is issued in the U.S. with claims directed to a Material first synthesized or prepared in the Research Program and subsequently all such claims are finally determined to be unpatentable or invalid, such Material shall not be treated as a Novel Material for purposes of this Agreement on a going forward basis after the date of such final determination.

                  34.06 "PUBLIC DOMAIN MATERIAL" shall mean any Material that is available for use by members of the public without restriction.

         35. "NET INCOME" shall mean *.

         36. "NET SALES OR USE" shall mean *.

         37. "NOVEL PROCESS TECHNOLOGY" shall mean a method or process (including but not limited to a process for using or synthesizing a Material) that is (a) first developed in the Research Program, and (b) patented as determined by the United States Patent and Trademark Office or which ExxonMobil or its Designee elects to maintain as a trade secret. The Research Committee for the Project in which it was identified shall document a Novel Process Technology within * of its being made known to the Research Committee. Notwithstanding the foregoing, in the event that ExxonMobil or its Designee elects to file a Program Patent application in the U.S. with claims directed to a method or process first identified in the Research Program, said method or process shall be treated as a Novel Process Technology for purposes of this Agreement (unless and until the claims in such U.S. application, or any continuation or divisional thereof, directed to such method or process are finally determined to be unpatentable). In the event that a Program Patent is issued in the U.S. with claims directed to a Novel Process Technology first created in the Research Program and subsequently all such claims are finally determined to be unpatentable or invalid, such method or process shall not be treated as a Novel Process Technology for purposes of this Agreement on a going forward basis after the date of such final determination. In the event ExxonMobil or its Designee elects to maintain a method or process as a trade secret, and such method or process becomes available for use by members of the public without restriction, through no action or inaction on the part of ExxonMobil or its Affiliates, such method or process shall not be deemed Novel Process Technology after such time as it becomes available for use by members of the public without restriction.

         38. "OPTIONAL FIELDS" shall mean those research areas that are set forth on Exhibit C hereto.

         39. *.

         40. "PRIMARY SCREENING" shall refer to high throughput synthesis or screening * with throughput significantly higher than Symyx' secondary screening devices generally made available to Third Parties as Discovery Tools (e.g. PPR(R) and multi-channel fixed bed reactors). "Non-Primary Screening" shall mean all synthesis or screening activities that are not Primary Screening activities.

         41. "PRODUCT" shall mean (a) an Agreement Material, (b) implementation of a Novel Process Technology, or (c) any product that (i) contains an Agreement Material, (ii) utilizes in its manufacture and/or production a Novel Process Technology, or (iii) utilizes an Agreement Material in its manufacture and/or production, e.g., as a catalyst or membrane.

         42. "PROGRAM TECHNOLOGY" shall mean Program Patents and Program
Know-How.

* Confidential treatment requested

                  42.01 "PROGRAM KNOW-HOW" shall mean inventions, information, data, or Materials developed by Symyx, or by ExxonMobil or an ExxonMobil Affiliate, or jointly by Symyx and ExxonMobil or an ExxonMobil Affiliate, in each case as part of the Research Program that are useful for the manufacture, use or sale of Products; provided, however, that Program Know-How shall not include any Background Information or Confidential Information or Combinatorial Chemistry Technology or any inventions claimed in the Program Patents.

                  42.02 "PROGRAM PATENTS" shall mean (a) all U.S. and foreign patent applications based on any inventions or discoveries conceived or reduced to practice as part of the Research Program by Symyx, or by ExxonMobil or an ExxonMobil Affiliate, or jointly by Symyx and ExxonMobil or an ExxonMobil Affiliate, so long as such application claims a Product, a method or process for the manufacture of a Product, a method or process for the use of an Agreement Material in or for the manufacture of a Product, a Novel Material, or a Novel Process Technology (b) all divisions, substitutions, continuations, continuation-in-part applications (provided the new matter in such continuation-in-part applications results from inventions or discoveries conceived and reduced to practice as part of the Research Program by Symyx, or by ExxonMobil or an Affiliate of ExxonMobil, or jointly by Symyx and ExxonMobil or an Affiliate of ExxonMobil), and reissues, re-examinations and term extensions of (a) above and (c) patents, utility models or similar grants of rights issuing on (a) or
         (b). Program Patents shall not claim any Background Technology or any Combinatorial Chemistry Technology.

                  42.03 "UNPUBLISHED PROGRAM TECHNOLOGY" shall mean Program Technology that has not been published by mutual consent in accordance with Section 11.03 or in a published Program Patent or Program Patent application.

         43. "PROJECTS" shall mean Research Projects and Tool-Build Only Projects with the starting date and ending date as established by the Advisory Committee.

                  43.01 "RESEARCH PROJECT" shall mean a planned body of research, as defined by a Research Committee, carried out within a designated ExxonMobil Exclusive Field and designed to achieve specific goals and objectives. A Research Project must have a written Research Plan, as developed by the Research Committee, which specifically sets out the technical and royalty-bearing project scope of the Research Project.

                  43.02 "TOOL-BUILD ONLY PROJECT" shall mean a project in a designated Tool-Build Only Area where ExxonMobil or an ExxonMobil Affiliate and Symyx will work cooperatively pursuant to a Research Plan to create a Tool-Build/Workflow specifically adapted for carrying out Combinatorial Chemistry in such designated Tool-Build Only Area.

         44. "RESEARCH COMMITTEE" shall have the meaning set forth in Section 3.02.

         45. "RESEARCH PLAN" shall have the meaning set forth in Section 2.01.

         46. "RESEARCH PROGRAM" shall mean the program of research conducted by Symyx Tech and ExxonMobil or its Affiliates on a collaborative basis under this Agreement and shall include a number of mutually agreed Projects.

         47. "RESEARCH PROGRAM TERM" shall have the meaning described in Section 2.02.

         48. "ROYALTY-BEARING PROJECTS" shall mean*.

         49. "SOFTWARE" shall mean the machine readable, object code versions of Symyx Renaissance(R) Software Suite provided to ExxonMobil and its Majority Owned Affiliates pursuant to Article 5, consisting of: Library Studio(R) software, Impressionist(R) software, Epoch(TM) software, Spectra Studio software, Polyview(R) software, Data Browser and the Renaissance Application Server and related documentation.

         50. "SOFTWARE CUSTOMIZATIONS" shall mean any and all improvements, additions, enhancements, extensions, interfaces, resources, actions, changes, or modifications made by ExxonMobil or its Majority Owned Affiliates to the Software through use of the documented customization capabilities of the Developer's Kit Software.

         51. "SOFTWARE DEPLOYMENT PLAN" shall mean the plan for deploying the Software within ExxonMobil, EMCC, and other Majority Owned Affiliates designated by ExxonMobil, as set forth in Exhibit M hereto.

         52. "SOFTWARE LICENSE TERM" shall mean the period beginning on *, and ending *, unless terminated earlier or extended as provided in Section 14.01.2.

         53. "SOFTWARE UPGRADES" shall mean all revisions to the Software or the Developer's Kit Software that are developed by Symyx (which typically are indicated by a change in the numeric identifier for the Software in the digit to the right or the left of the decimal) and generally released to its customers during the Software License Term, including any Developer's Kit versions of the Software. In the event a Developer's Kit version of the Software is delivered as an Upgrade, it shall be treated as Developer's Kit Software under this Agreement.

         54. "SYMYX" shall mean Symyx Tech and Symyx DTools.

         55. "SYMYX COMBINATORIAL KNOW-HOW" shall mean know-how owned or controlled in the sense of having the right to grant licenses without accounting to others by Symyx with respect to the practice of Combinatorial Chemistry that is disclosed or provided by Symyx to ExxonMobil or its Affiliates in connection with the performance of this Agreement.

         56. "SYMYX COMBINATORIAL PATENT RIGHTS" shall mean all patent rights based on claims in patents now or hereafter owned or controlled in the sense of having the right to grant licenses without accounting to others by Symyx, covering Combinatorial Chemistry, but excluding claims to the extent such claims cover compositions of matter, materials, compounds or formulations (e.g. catalysts, phosphors, etc.) that are not part of the Program Technology, and processes to make or use

* Confidential treatment requested
such compositions of matter, materials, compounds or formulations. Symyx Combinatorial Patent Rights also shall exclude certain rights that have been exclusively licensed to instrument manufacturers (i.e., *) as set forth in Exhibit D.

         57. "SYMYX DTOOLS" shall mean Symyx Discovery Tools, Inc.

         58. "SYMYX PROPRIETARY FIELDS" shall mean Materials and processes in those research areas that are set forth on Exhibit E hereto.

         59. "SYMYX TECH" shall mean Symyx Technologies, Inc.

         60. "THIRD PARTY" shall mean any party other than Symyx and its Affiliates, ExxonMobil and its Affiliates, and their successors and permitted assignees.

         61. "TOOL-BUILD ONLY AREAS" shall mean those areas set forth in Exhibit B.

         62. "TOOL-BUILD/WORKFLOW" shall mean a system or workflow developed in a Research Project or a Tool-Build Only Project that is specifically adapted for carrying out Combinatorial Chemistry in a designated ExxonMobil Exclusive Field or a designated Tool-Build Only Area.

         63. "TOOL DELIVERY PERIOD" shall have the meaning set forth in Section 7.01.

         64. "TOOLS COST" shall mean

                  64.01 *

         65. "TOOLS PRICE" shall have the meaning set forth in Section 7.03.

* Confidential treatment requested

                                    EXHIBIT B

              EXXONMOBIL EXCLUSIVE FIELDS AND TOOL-BUILD ONLY AREAS

         *

* Confidential treatment requested

                                    EXHIBIT C

                                 OPTIONAL FIELDS

         *

* Confidential treatment requested

                                    EXHIBIT D

                           CERTAIN EXCLUSIVE LICENSES

         *

* Confidential treatment requested

                                    EXHIBIT E

                          SYMYX PROPRIETARY FIELDS(1)

         1.       *

-------------------------

* Confidential treatment requested

                                    EXHIBIT F

                    PROCEDURE FOR LEAD MATERIAL CONFIRMATION

         F1.      At such time as Symyx has identified a Material or family of
Materials that it believes may meet the established criteria for a Lead Material in a particular ExxonMobil Exclusive Field it shall provide the data and results supporting such conclusion to the Research Committee. Examples of target criteria for Lead Materials are set forth in the Lead Material Criteria Section of the Research Plan.

         F2.                            (a) Except as provided in Section F2(b),
         following the identification of any potential Lead Material, at ExxonMobil's request, Symyx shall prepare and deliver to ExxonMobil or its Designee reasonable gram quantities of Lead Material(s), which ExxonMobil shall use in confirming whether such potential Lead Material meets the applicable lead criteria. Further, Symyx will communicate to ExxonMobil in writing the materials and conditions used to synthesize the potential Lead Materials. ExxonMobil shall use commercially reasonable efforts to confirm whether such potential Lead Material meets the applicable lead criteria within * of delivery of the potential Lead Material by Symyx, or such other reasonable period of time as the parties may agree at the time of the transfer. In certain circumstances, confirmation may be required in a pilot plant which may result in confirmation longer than *. Symyx will use commercially reasonable efforts to provide quantities in such amounts as the Research Committee may determine is reasonably required by ExxonMobil for testing, and will notify ExxonMobil if it is not commercially reasonable to provide such quantities to ExxonMobil, in which case the parties agree to meet and discuss how to proceed with respect to such Lead Material.

                  (b) Symyx shall advise ExxonMobil if it is not capable of providing reasonable gram quantities of a particular Lead Material to ExxonMobil for testing. In such event, ExxonMobil will have sole responsibility for preparing larger quantities of the potential Lead Material for testing to confirm whether such potential Lead Material meets the applicable lead criteria. Any additional knowledge or technology developed during such scale-up of the potential Lead Material shall be ExxonMobil Confidential Information and is specifically not considered Program Technology. ExxonMobil shall notify Symyx when sufficient Material has been prepared by ExxonMobil for testing. If preparation of larger quantities is reasonably anticipated to take longer than *, ExxonMobil will notify Symyx and the parties shall meet and discuss how to proceed. Within * of preparation by ExxonMobil of sufficient Material for testing, or such other period of time as the parties may agree at the time of notification of preparation of test quantities, ExxonMobil shall use commercially reasonable efforts to confirm whether such potential Lead Material meets the applicable lead criteria.

         F3.      The Research Committee shall review the results provided by
ExxonMobil with respect to a potential Lead Material, and if the Research Committee determines that such results

* Confidential treatment requested
indicate that the applicable lead criteria have been satisfied, then such Material shall be deemed to be confirmed as a Lead Material for all purposes of this Agreement.

         F4.      In the event that the Research Committee requests further
information or the conduct of further studies to confirm whether a potential Lead Material meets the applicable lead criteria, Symyx and ExxonMobil shall use commercially reasonable efforts to prepare any such information and conduct such studies.

                                   EXHIBIT G1

                            RESEARCH PLAN - * PROJECT

*

                                      G1-10

* Confidential treatment requested

                                   EXHIBIT G2

                            RESEARCH PLAN - * PROJECT

*


                                      G2-1

* Confidential treatment requested

                                    EXHIBIT H

10. * PROJECT

*

* Confidential treatment requested

                                    EXHIBIT I

                                  KEY PERSONNEL

I1. Pursuant to Section 2.01.1:

-  *

I2. Pursuant to Section 5.01:

-  *

* Confidential treatment requested

                                    EXHIBIT J

            POTENTIAL RESEARCH PROJECTS AND TOOL-BUILD ONLY PROJECTS

         J1.      *

* Confidential treatment requested

                                    EXHIBIT K

                TEMPLATE FOR RESEARCH PLAN FOR NEW ACTIVE PROJECT

1.   Field of Discovery

2.   Field Exclusivity

3.   Project Name

4.   Project Description and Scope

     a)   Technical Project Scope

     b)   Royalty-Bearing Project Scope

5.   Symyx Contact

6.   ExxonMobil Contact

7.   Technical Objective(s)

8.   Lead Material Criteria

9.   Symyx Tool(s) Required and Cost

10.  Validation Phase, if any

     a)   Symyx and ExxonMobil Resource Commitments

     b)   Milestones/Deliverables/Timelines

     c)   Validation Plan

     d)   Database Requirements

     e)   Reporting Requirement

11.  Discovery Phase

     a)   Symyx and ExxonMobil Resource Commitments

     b)   Milestones/Deliverables/Timelines

     c)   Experimental Plan

     d)   Database Requirements

     e)   Reporting Requirements

12.  Target Commercial Products

13.  Compensation for Commercial Use

     a)   Illustration of Expected License Fee

     b)   Minimum and Maximum Fees

14.  Project Duration and Termination

                                    EXHIBIT L

        CALCULATION OF LICENSE ROYALTIES FOR ALL ROYALTY-BEARING PROJECTS
                              EXCEPT THE * PROJECTS

*

* Confidential treatment requested

                                    EXHIBIT M

                            SOFTWARE DEPLOYMENT PLAN

This document preliminarily describes the expected activities in the deployment of Renaissance software within ExxonMobil, EMCC, and other Majority Owned Affiliates designated by ExxonMobil. Specifics of sequencing, timing and durations are expected to change as the project proceeds and will be agreed upon by the Research Committee for the Software Deployment Plan ("RC"). The RC will agree upon a more detailed Software Deployment Plan prior to *.

     1. *

* Confidential treatment requested

                                    EXHIBIT N

                       POST SOFTWARE TERM LICENSE OPTIONS

OPTION 1 - FULL SOFTWARE LICENSE AFTER *

-------------------------------------------------------------------------------------------------------------
            TERM                      PRICE                              INCLUDES
-------------------------------------------------------------------------------------------------------------
Annual, recurring with             $* per year     License to use all Software, ExxonMobil and Majority Owned
automatic year-to-year                             Affiliates.
renewal, paid-up after * to
Software as it exists at that                           1.   Software Upgrades
time (no further updates,
upgrades, support or                                             a.   No user or seat restrictions
maintenance unless
separately agreed upon)                                          b.   Typically 1-2 major upgrades per year

                                                                 c.   Typically 4-5 minor upgrades per year

                                                        2.   Support

                                                                 a.   No user or seat restrictions

                                                                 b.   Telephone hot-line

                                                                 c.   Website support

                                                                 d.   Email support

                                                        3.   Maintenance

                                                                 a.   No user or seat restrictions

                                                                 b.   Bug fixes

                                                                 c.   Patches
-------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

OPTION 2 - EXISTING SOFTWARE LICENSE AFTER *

----------------------------------------------------------------------------------------------------------------------------
            TERM                      PRICE                                        INCLUDES
----------------------------------------------------------------------------------------------------------------------------
Annual, recurring with             $* per year     License to use all  Software,  ExxonMobil  and Majority  Owned
automatic year-to-year                             Affiliates,  as such  products  exist as of * (plus  purchased Upgrades).
renewal, paid-up after * to
Software as it exists as of *                           1.   Software Upgrades
(plus any Software
Upgrades purchased by                                            a.   Provided at-charge upon ExxonMobil written
ExxonMobil and its                                                    request
Majority Owned Affiliates
during such * period).                                           b.   Typically, a major annual upgrade will be quoted
                                                                      at fair market value, plus any installation charges
                                                                      at $* plus travel expenses

                                                        2.   Support

                                                                 a.   Basic telephone support for minor questions

                                                                 b.   Support billed at $* plus travel expenses if any
----------------------------------------------------------------------------------------------------------------------------

* Confidential treatment requested

                                    EXHIBIT O

                                 * ROYALTY BASIS

(1) *

                                       O-1

* Confidential treatment requested

                                    EXHIBIT P

                      CALCULATION OF PROJECTED ADDED VALUE

*

* Confidential treatment requested

                                    EXHIBIT Q

                             LICENSE PAYMENT OPTIONS

*

* Confidential treatment requested

                                    EXHIBIT R

                    EXAMPLE LICENSE PAYMENT CALCULATION BASIS

*

* Confidential treatment requested

                                    EXHIBIT S

                         ALTERNATIVE DISPUTE RESOLUTION

ExxonMobil and Symyx shall resolve any dispute arising out of or relating to this Agreement by binding arbitration before a sole arbitrator pursuant to the CPR Institute for Dispute Resolution ("CPR") Rules for Non-Administered Arbitration ("CPR Rules") as modified in this Exhibit S.

1) Upon service of the notice of arbitration, either ExxonMobil or Symyx may request the CPR in writing to appoint an arbitrator with expertise in the disputed subject area to resolve the dispute. The arbitrator selected shall be a member of the Judicial Panel of the CPR and shall not be an employee, director or shareholder of either ExxonMobil, Symyx or of their Affiliates. Nothing in this provision limits the right of either ExxonMobil or Symyx to challenge the arbitrator pursuant to Rule 7 of the CPR Rules.

2) Unless ExxonMobil or Symyx otherwise agree, the arbitrator shall use his or her best efforts to commence the evidentiary hearing(s) to resolve the dispute no later than * after his or her selection. The hearing(s) shall be held at a place agreed upon by the parties or, if they are unable to agree, at a place designated by the arbitrator.

3) The arbitration proceedings shall be confidential as mandated by the CPR Rules, and the arbitrator shall issue appropriate protective orders to safeguard the Confidential Information of ExxonMobil and Symyx.

4) Discovery, although permitted as described in this Exhibit S, shall be limited. The arbitrator shall permit discovery necessary for an understanding of any legitimate issue raised in the arbitration. ExxonMobil and Symyx shall each be permitted to take the deposition of no more than * with each such deposition not to exceed * in length. If the arbitrator believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issue, the arbitrator may order such additional discovery as the arbitrator deems necessary. At the hearing, ExxonMobil and Symyx may present testimony (either by live witness or deposition) and documentary evidence. The arbitrator shall have sole discretion with regard to the admissibility of any evidence and all other materials relating to the conduct of the hearing.

5) At least * prior to the date set for the hearing, ExxonMobil and Symyx shall submit to the other and to the arbitrator the following:

                  (a) a list of all documents on which such party intends to rely in any oral or written presentation to the arbitrator; and

                  (b) a list of all witnesses, if any, such party intends to call at such hearing; and

* Confidential treatment requested

                  (c) a brief summary of each witness's testimony.

6) At least * prior to the hearing, ExxonMobil and Symyx shall submit to the arbitrator and to the other a brief addressing the evidence and issues to be resolved, together with a proposed ruling on each issue to be resolved and a proposed remedy. Such pre-hearing briefs shall not be more than *, not including the appendix. If the arbitrator determines that exceptional circumstances exist, the arbitrator may permits briefs of greater length.

7) The arbitrator shall rule on each disputed issue as expeditiously as possible. The arbitrator shall, in rendering the decision, apply the governing law as specified in Section 15.01 of the Agreement, without giving effect to its principles of conflicts of law. The United States Arbitration Act shall govern the arbitration. The arbitrator is not empowered with the remedy of termination of the Agreement, except consistent with the termination provisions of the Agreement.

8) Any judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

9) The arbitrator shall have the option to assess costs and expenses, including, without limitation, attorneys' fees, against one or both of ExxonMobil or Symyx, as the arbitrator deems appropriate.

* Confidential treatment requested

                                    EXHIBIT T

                             DRUG AND ALCOHOL POLICY

1. Symyx' employees, agents, and subcontractors ("Symyx Personnel") should not be under the influence of, use, possess, distribute or sell alcoholic beverages, or illicit or controlled drugs for which the person has no valid prescription, use, possess, distribute or sell drug paraphernalia, or misuse legitimate prescription or over-the-counter drugs on or when handling real or tangible personal property of ExxonMobil or its Affiliates ("ExxonMobil Property") or while providing services to third parties on behalf of ExxonMobil, subject to the provisions of 4 below. Under the Influence means: (1) the presence of:
         (a) illicit or controlled drugs or mood or mind altering substances,
         (b) prescribed drugs that are used in a manner inconsistent with the prescription, (c) alcoholic beverages, or (d) metabolites of any of them in body fluids above the cut-off level established by Symyx' Policy; and/or (2) the presence of any of those substances that affects an individual in any detectable manner. The symptoms of influence may be, but are not limited to, slurred speech or difficulty in maintaining balance.

2. Symyx has adopted, or will adopt, its own policy to assure a drug and alcohol free work place on ExxonMobil Property ("Symyx' Policy").

3. Symyx will permanently remove any Symyx Personnel from the Research Program who violates Paragraph 1 on ExxonMobil Property unless ExxonMobil and Symyx otherwise agree.

4. Symyx will remove any Symyx Personnel from ExxonMobil Property any time Symyx or ExxonMobil suspects that individual of alcohol/drug use, or any time an incident occurs where drug or alcohol use could have been a contributing factor. An individual so removed will be allowed to return to ExxonMobil Property or providing services to third parties on behalf of ExxonMobil only after Symyx conducts alcohol and drug testing on the individual as soon as possible following the individual's removal, and Symyx certifies in writing the test identification number, the individual's work identification number, the test date and time, and a negative test result. On that written certification Symyx will include a consent signed by the individual permitting disclosure to ExxonMobil of the test result. The entity providing testing and related services must at a minimum satisfy U.S. Department of Transportation standards. Symyx will not use an individual removed pursuant to this paragraph to perform work for ExxonMobil who either refuses to take, or tests positive in, any alcohol or drug test.

5. Symyx' Policy and its implementation shall prohibit Symyx and Symyx Personnel from using, possessing, selling, manufacturing, distributing, concealing, or transporting on ExxonMobil Property any contraband, including firearms, ammunition, explosives, and weapons.

6. ExxonMobil may, without prior notice, search the person, possessions, and vehicles of Symyx Personnel on ExxonMobil Property. Any person who refuses to cooperate with such search will be removed from ExxonMobil Property and not allowed to return.

7. Symyx will comply with all applicable drug and alcohol related laws and regulations, e.g., United States Department of Transportation regulations, United States Department of Defense Drug-Free Workplace Act of 1988.

8. ExxonMobil shall have the right to review Symyx' Policy and to verify that Symyx' Policy and enforcement thereof is acceptable to ExxonMobil management.

                                    EXHIBIT U

                             SOFTWARE SPECIFICATIONS

The Renaissance(R) software is a suite of workflow-based modules designed to facilitate Combinatorial Chemistry. The modules are listed as follows:

Library Studio(R) -- synthesis specification and visualization

Impressionist(R) -- control of hardware devices

Epoch(TM) -- data capture, analysis, and storage

Spectra Studio(TM) -- comparison of spectra

PolyView(R) -- data querying, retrieval, and reporting

Data Browser(TM) -- Web-based experiment reports

Renaissance Developer's Kit -- customization of Renaissance products through exposed Application Programmer Interfaces (APIs)

Renaissance(R)Application Server -- data storage, querying, and workflow data correlation

*

* Confidential treatment requested

                                    EXHIBIT V

                    DISCOVERY TOOL COST ESTIMATING PROCEDURE

Per Section 7.02, at the time that the specifications for a Discovery Tools System are finalized, Symyx D Tools will provide a detailed cost estimate of such Discovery Tools System. The cost estimate summary provided to ExxonMobil or its Affiliate should be in a format consistent with this Exhibit. The details in this Exhibit are exemplary. Symyx will provide sufficient detail in the estimate in order for ExxonMobil or its Affiliate to authorize construction of the tool. The Cost Estimate will include an Estimate Summary and an Estimate Basis Summary. The estimate will be sent to ExxonMobil or its Affiliate with a cover letter describing the Facility, Estimate Basis, Planned Delivery Date, Key Construction milestones and any areas of concern associated with the cost estimate.

*

* Confidential treatment requested

                                    EXHIBIT W

                           WORKPLACE HARASSMENT POLICY

Symyx, its employees, agents and subcontractors shall follow certain standards of conduct while performing services for or communicating with employees, agents, customers and other contractors of ExxonMobil or its Affiliates. ExxonMobil and ExxonMobil Affiliate personnel shall follow the same standards of conduct in their interaction with Symyx personnel. A summary of ExxonMobil's policy is included in the attached memorandum. Symyx will inform each of its employees, agents, and subcontractors who perform, or will perform services for ExxonMobil or its Affiliates of these expectations and provide each with a copy of the attached memorandum. Symyx will promptly notify the ExxonMobil contact for the applicable services of any report or complaint of harassment or of any violation of the standards of conduct. Symyx will cooperate with ExxonMobil and its Affiliates in any investigation. Neither ExxonMobil and its Affiliates nor Symyx will retaliate against anyone who reports an incident of harassment or who cooperates in any investigation of such incidents.

MEMORANDUM TO:    Symyx Personnel Performing Services for ExxonMobil and
                  ExxonMobil Affiliates

FROM:    ExxonMobil

SUBJECT: ExxonMobil Harassment Policy and Complaint Resolution Process

In providing services for ExxonMobil and its Affiliates, you need to understand ExxonMobil's expectations regarding the subject matter:

- Symyx's employees, agents, and subcontractors are prohibited from engaging in any act of harassment toward employees, suppliers, customers, or other contractor employees of ExxonMobil or its Affiliates.

- Employees, agents, and contractors of ExxonMobil and its Affiliates are prohibited from engaging in any act of harassment toward other employees, suppliers, customers, or contractor employees, including employees, agents, and subcontractors of Symyx.

EXXONMOBIL'S HARASSMENT IN THE WORKPLACE POLICY prohibits all forms of unlawful harassment based on race, color, sex, religion, national origin, citizenship, age, disability or veteran status. In addition, ExxonMobil's policy prohibits all other forms of harassment, which, while not unlawful, are considered inappropriate in a business setting. ExxonMobil will not tolerate harassment in the workplace, whether committed by or directed at employees, contractors, suppliers, or customers. Symyx personnel who violate the policy are subject to removal from work assignments for ExxonMobil or its Affiliates.

Examples of behaviors prohibited by ExxonMobil's policy include:

-    Racial or ethnic jokes, slurs, epithets, cartoons or graffiti

- Sexually graphic comments, epithets, pictures, cartoons, gestures or graffiti

-    Taunting on the basis of actual or perceived sexual orientation

- Repeated use of demeaning or degrading comments based on individual characteristics

- Repeated use of offensive profanity or intimidating behaviors like yelling or throwing objects

-    Threats of harm, violence, or assault

-    Unwanted sexual flirtations or unwelcome, unnecessary touching

-    Requesting sexual favors in return for a tangible employment action

If you are the victim of harassment in the workplace or if you witness any incident of harassment, you should immediately report the incident to a supervisor or management representative of Symyx and to the ExxonMobil representative for whom you are performing services, as appropriate. If, for any reason, you do not feel comfortable discussing the matter with your supervisor or the

ExxonMobil representative, you should bring the matter to the attention of Symyx's Human Resources Department, to your second-tier supervisor or any manager at Symyx. The important thing is that you bring the matter to Symyx's attention promptly so that any concern of harassment can be investigated and addressed appropriately. ExxonMobil will collaborate with a management representative of Symyx to investigate the reported policy violation and initiate action needed to appropriately address the complaint. Neither ExxonMobil and its Affiliates nor Symyx will retaliate against anyone who reports an incident of harassment or who cooperates in any investigation of such incidents.

A copy of this letter has been provided to a management representative of Symyx so that he/she is knowledgeable of the standard of conduct expected on ExxonMobil premises or while performing work for ExxonMobil or its Affiliates. You are encouraged to become familiar with the provisions of this letter and the complaint reporting procedures of both Symyx and ExxonMobil.

If you have any questions about this letter, please contact Symyx, the ExxonMobil representative for whom you perform work or a representative of the ExxonMobil Human Resources Department.